SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )


Filed by the registrant [X]
Filed by party other than the registrant  [_]

Check the appropriate box:
[x]     Preliminary proxy statement
[ ]     Definitive proxy statement
[ ]     Definitive additional materials
[ ]     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             HOMEOWNERS GROUP, INC.
                (Name of Registrant as Specified in Its Charter)

                              HOMEOWNERS GROUP, INC.
                   (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):
[ ]     Fee computed on table below per Exchange Act Rules 14a-
        6(i)(4) and 0-11


(1) Title of each class of securities to which transaction applies:



(2)     Aggregate number of securities to which transactions applies:



(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:



(4)     Proposed maximum aggregate value of transaction:



(5)     Total fee paid:

[x]     Fee paid previously with preliminary materials

[x]     No fee required

[  ]    Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)     Amount previously paid:



(2)     Form, schedule or registration statement no.:



(3)     Filing party:



(4)     Date filed:

                             HOMEOWNERS GROUP, INC.
                         400 Sawgrass Corporate Parkway
                           Sunrise, Florida 33325-6235

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON MARCH 21, 1997

TO THE STOCKHOLDERS OF HOMEOWNERS GROUP, INC.:

         A Special Meeting of Stockholders of Homeowners Group, Inc., a Delaware corporation (the "Company") will be held on March 21, 1997, at the Signature Grand, 6900 State Road 84, Davie, Florida, at 10:00 A.M. local time, for the following purposes:

                  (1) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of May 14, 1996, as amended by Amendment to Agreement and Plan of Merger dated as of October 31, 1996 and as further amended by Second Amendment to Agreement and Plan of Merger dated as of January 31, 1997 (the "Merger Agreement"), among The Cross Country Group, Inc., a Nevada corporation ("Cross Country"), CHGI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Cross Country ("CHGI") and the Company, pursuant to which: (a) CC Acquisition Corporation, a Delaware corporation and assignee of the rights and obligations of CHGI under the Merger Agreement ("Merger Sub") will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation and wholly owned directly by HAC, Inc., a Florida corporation ("HAC") and a wholly-owned subsidiary of Cross Country Associates, L.L.C., a Delaware limited liability company ("Associates"); and (b) each of the shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), outstanding at the effective time of the Merger (other than Shares held by Cross Country and its affiliates and stockholders who perfect their statutory appraisal rights under Delaware law), will be converted into the right to receive $2.06 (the "Merger Consideration") net in cash, without interest; and

                  (2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof (the "Special Meeting").

         Only holders of record of Shares at the close of business on February 13, 1997 are entitled to notice of and to vote at the Special Meeting.

         The Company's Board of Directors has approved the Merger Agreement, having determined that the acquisition of the Company pursuant to the Merger Agreement is fair and in the best interests of the Company and its stockholders. The Company's financial advisor, Raymond James & Associates, Inc., has advised the Company that, in its opinion, the consideration to be paid to the Company's stockholders pursuant to the Merger Agreement is fair to the stockholders from a financial point of view.

         If the Company's stockholders adopt the Merger Agreement, it is currently anticipated that the Merger will be consummated as promptly as practicable after the satisfaction of certain conditions to the Merger.

         As soon as practicable after the Merger is consummated, a Letter of Transmittal will be mailed to all stockholders of record to use in surrendering their Company stock certificates. Please do not send your stock certificates to the Company until you receive the Letter of Transmittal, which will include instructions on the procedure to be used in sending in your certificates.

         Stockholders of the Company who do not vote in favor of approval and adoption of the Merger Agreement and who otherwise comply with the provisions of
Section 262 of the Delaware General Corporation Law will, under certain circumstances, have the right, if the Merger is consummated, to dissent and to demand appraisal of the fair market value of their Shares. See "Appraisal Rights" in the accompanying Proxy Statement, and Annex C thereto, for a description of the procedures required to be followed in order to exercise properly dissenters' rights.

         To assure that your vote will be counted, please complete, date and sign the enclosed proxy and return it promptly in the enclosed prepaid envelope whether or not you plan to attend the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting.

                                            By Order of the Board of Directors,


                                            Karen Childress
                                            Secretary


                     YOUR VOTE IS IMPORTANT. PLEASE EXECUTE
                 AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER
             OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

                                 PROXY STATEMENT
                             HOMEOWNERS GROUP, INC.
                         400 SAWGRASS CORPORATE PARKWAY
                           SUNRISE, FLORIDA 33325-6235

                         SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 21, 1997


         This Proxy Statement (the "Proxy Statement") is being furnished to holders of shares of Common Stock, $0.01 par value per share (the "Shares"), of Homeowners Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders to be held March 21, 1997 at the Signature Grand, 6900 State Road 84, Davie, Florida, at 10:00 A.M., local time, and at any adjournment or postponement thereof (the "Special Meeting"). Only holders of record of Shares at the close of business on February 13, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. This Proxy Statement and form of proxy was first mailed to the Company's stockholders on or about February 13, 1997.

         At the Special Meeting, the holders of Shares will be asked: (i) to consider and vote upon a proposal unanimously approved by the Board of Directors to approve and adopt an Agreement and Plan of Merger dated as of May 14, 1996 (the "Original Merger Agreement"), as amended by Amendment to Agreement and Plan of Merger dated as of October 31, 1996 (the "First Amendment") and as further amended by Second Amendment to Agreement and Plan of Merger dated as of January 31, 1997 (the "Second Amendment" and together with the Original Merger Agreement and the First Amendment, the "Merger Agreement") among The Cross Country Group, Inc., a Nevada corporation ("Cross Country"), CHGI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Cross Country ("CHGI"), and the Company, pursuant to which CC Acquisition Corporation, a Delaware corporation and assignee of the rights and obligations of CHGI under the Merger Agreement ("Merger Sub") will be merged with and into the Company (the "Merger"), with the Company being the surviving corporation (the "Surviving Corporation") and wholly owned by HAC, Inc., a Florida corporation ("HAC") and wholly-owned subsidiary of Cross Country Associates, L.L.C., a Delaware limited liability company ("Associates"); and (ii) to transact such other business as may properly come before the Special Meeting.

         Pursuant to the Merger Agreement, each Share outstanding at the effective time of the Merger (other than Shares held by Cross Country and its affiliates and stockholders who perfect their statutory appraisal rights under Delaware law) will be converted into the right to receive $2.06 (the "Merger Consideration") net in cash, without interest. A copy of the Merger Agreement is attached hereto as Annex A.

         The effect of the Merger will be to convert the Company from a publicly held to a privately held corporation wholly owned by HAC, while providing to the public stockholders a cash price for their Shares representing a premium over market prices prevailing prior to the announcement of the Merger.

                              --------------------

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL

         A Special Committee was appointed by the Board of Directors (the "Special Committee"), to review the terms of the Merger Agreement and to report to the Board of Directors regarding the fairness of the Merger to the Company's stockholders. At a meeting held on May 14, 1996, the Special Committee voted to recommend that the Board of Directors approve the Original Merger Agreement. The Board of Directors, at a meeting held immediately thereafter, approved the Original Merger Agreement. At a joint meeting with the Special Committee on November 6, 1996, the Board of Directors unanimously approved the First Amendment, and at a joint meeting with the Special Committee on February 3, 1997, approved the Second Amendment. The Board of Directors has determined that the Merger is fair to and in the best interest of the Company's public stockholders and resolved to recommend that the Company's stockholders approve and adopt the Merger Agreement. The Special Committee and the Board of Directors, in reaching their respective decisions, considered a number of factors, including the opinion of Raymond James & Associates, Inc. ("Raymond James"), an investment banking firm engaged by the Special Committee as its exclusive financial advisor, that the Merger Consideration is fair to the Company's stockholders from a financial point of view. See "THE MERGER"-- Recommendation of the Special Committee and the Board; Fairness of the Merger" and "--Opinion of Raymond James & Associates, Inc.."

          Based upon the 5,558,350 Shares of the Company outstanding on the Record Date, reduced by the 611,500 Shares owned by affiliates of Cross Country, and assuming that no stockholders perfect their statutory appraisal rights, an aggregate of $10,190,511 will be paid to the Company's stockholders other than affiliates of Cross Country in the Merger in exchange for their Shares.

         On May 13, 1996, the last trading day prior to the Company's announcement of the execution of the Merger Agreement, the reported closing price per share of the Company's Common Stock on the Nasdaq NMS was $1-7/8. On February 13, 1997, the last trading day prior to the date of this Proxy Statement, the reported closing price per share on the Nasdaq NMS was $_____.

         All information contained in this Proxy Statement concerning Cross Country, CHGI, Merger Sub, HAC and Associates, the financing for the Merger and plans for the Surviving Corporation has been supplied by Cross Country. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

         The Board of Directors recommends a vote FOR adopting the Merger Agreement.

         Stockholders are urged to read and consider carefully the information contained in this Proxy Statement and to consult with their personal financial and tax advisors.

                              --------------------

         The date of this Proxy Statement is February 14, 1997.


                                TABLE OF CONTENTS

SUMMARY...........................................................................................................1
    The Special Meeting...........................................................................................1
    Parties to the Merger.........................................................................................1
    Background of and Reasons for the Merger......................................................................2
    Recommendation of the Special Committee and the Board.........................................................4
    Opinion of Financial Advisor..................................................................................4
    The Merger and Payment to Stockholders........................................................................5
    Record Date, Shares Entitled to Vote..........................................................................5
    Required Vote.................................................................................................6
    Effective Time................................................................................................6
    Conditions to the Merger......................................................................................6
    Regulatory Matters............................................................................................7
    Interests of Certain Persons in the Merger....................................................................7
    Appraisal Rights..............................................................................................8
    Certain Federal Income Tax Consequences.......................................................................8
    Source and Amount of Funds....................................................................................9
    Failure to Consummate the Merger..............................................................................9
    Fees and Expenses of the Merger Upon Termination..............................................................9
    Price Ranges of Shares; Dividends............................................................................10
    Selected Financial Data......................................................................................10

GENERAL INFORMATION..............................................................................................11
    Voting at the Special Meeting; Required Vote.................................................................11
    Proxies......................................................................................................11
    Forward-Looking Information and Associated Risk..............................................................12
    Available Information........................................................................................12

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................13
THE MERGER.......................................................................................................15
    Parties to the Merger........................................................................................15
    Background of the Merger.....................................................................................17
    Composition of the Special Committee.........................................................................24
    Recommendation of the Special Committee and the Board; Fairness of the Merger................................25
    Opinion of Raymond James & Associates, Inc...................................................................28
    Plans for the Company After the Merger.......................................................................34
    Interests of Certain Persons in the Merger...................................................................35
    Reason of Cross Country for the Merger.......................................................................36
    Failure to Consummate the Merger.............................................................................36
    Certain Effects of the Merger................................................................................37
    Certain Federal Income Tax Consequences......................................................................37

THE MERGER AGREEMENT.............................................................................................38
    The Merger...................................................................................................38
    Payment for Shares...........................................................................................39
    The Exchange Fund............................................................................................40

                                       i

    Regulatory Matters...........................................................................................40
    Conditions, Representations and Covenants....................................................................40
    Stock Options................................................................................................42
    Directors and Officers of the Company Following the Merger; Certificate of Incorporation.....................42
    Fees and Expenses............................................................................................42
    Termination; Amendments......................................................................................43
    Indemnification, Insurance and Releases......................................................................44

SOURCE AND AMOUNT OF FUNDS.......................................................................................44
    Bank Financing...............................................................................................44

APPRAISAL RIGHTS.................................................................................................45
PRICE RANGES OF SHARES; DIVIDENDS................................................................................48
ACCOMPANYING AND INCORPORATED DOCUMENTS..........................................................................48
EXPERTS..........................................................................................................49
OTHER MATTERS....................................................................................................49
STOCKHOLDER PROPOSALS............................................................................................50

   ANNEX A - The Merger Agreement

   ANNEX B - Fairness Opinion of Raymond James & Associates, Inc.

   ANNEX C - Section 262 of the General Corporation Law of the State of Delaware

                                     SUMMARY

         The following summary is intended to highlight certain information contained in this Proxy Statement. This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement, the Annexes hereto and other documents referred to herein. Unless defined herein, capitalized terms used in this summary have the meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement, the Annexes hereto and the documents referred to herein in their entirety.

THE SPECIAL MEETING

         The Special Meeting will be held on Friday, March 21, 1997, at the Signature Grand, 6900 State Road 84, Davie, Florida at 10:00 A.M., local time. The Board of Directors has fixed the close of business on February 13, 1997 as the Record Date. Only holders of record of Shares at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. The purpose of the Special Meeting is: (i) to consider and vote upon approval and adoption of the Merger Agreement pursuant to which: (a) Merger Sub will be merged with and into the Company with the Company being the Surviving Corporation and wholly owned directly by HAC; and (b) each Share outstanding at the effective time of the Merger (other than Shares held by Cross Country, CHGI, Merger Sub, Associates and their affiliates and stockholders who perfect their statutory appraisal rights under Delaware law) will be converted into the right to receive $2.06 net in cash, without interest (the "Merger Consideration"); and
(ii) to transact such other business as may properly come before the Special Meeting.

PARTIES TO THE MERGER

         HOMEOWNERS GROUP, INC.

          The Company was incorporated in 1988 in Delaware to act as the holding company for Homeowners Marketing Services, Inc. ("HMS") and its subsidiaries, which became subsidiaries of the Company in the same year as a result of a reorganization prior to the Company's sale of its shares in a public offering. HMS has provided products and services to real estate brokerage firms since 1980.

         THE CROSS COUNTRY GROUP, INC.

         Cross Country is a privately held company engaged primarily in providing emergency roadside assistance on behalf of major corporations and other organizations. Cross Country also provides loss reporting, address change, consumer affairs, customer support and home assistance services for various customers throughout the United States through various affiliates.

         CROSS COUNTRY ASSOCIATES, L.L.C.

         Associates is a privately held limited liability company formed solely for the purpose of holding the stock of HAC, and has not engaged in any business activity unrelated to the Merger. The Managing Members of Associates are substantially the same as the stockholders of Cross Country.


         HAC, INC.

         HAC is a direct, wholly-owned subsidiary of Associates formed solely for the purpose of holding the stock of the Company following the Merger, and has not engaged in any business activity unrelated to the Merger.

         CC ACQUISITION CORPORATION

         Merger Sub is a wholly-owned subsidiary of HAC and assignee of CHGI's rights and obligations under the Merger Agreement. Merger Sub was formed solely for the purpose of the Merger and has not engaged in any business activity unrelated to the Merger.

         CHGI ACQUISITION CORPORATION

         CHGI is a direct, wholly-owned subsidiary of Cross Country formed solely for the purpose of the Merger and has not engaged in any business activity unrelated to the Merger. On June 14, 1996, CHGI assigned its rights and obligations under the Merger Agreement to Merger Sub.

          Except where otherwise indicated, use of the term Cross Country includes Cross Country, Associates, HAC, Merger Sub and CHGI. The principal executive offices of Cross Country, Associates, HAC, Merger Sub and CHGI are located at 4040 Mystic Valley Parkway, Medford, Massachusetts 02133 and the telephone number is (617) 393-9300.

BACKGROUND OF AND REASONS FOR THE MERGER

         In January, 1995, the Company received several unsolicited inquiries from unaffiliated third parties relating to various proposed transactions with the Company, including the purchase of all of the outstanding Shares of the Company. In response to these inquiries, the Company formed a Special Committee of the Board of Directors to evaluate the alternatives available to the Company.

         The Committee retained Raymond James & Associates, Inc. ("Raymond James") to act as its exclusive financial advisor to assist the Company in evaluating the possible alternatives to maximize stockholder value, including remaining independent, effecting a corporate restructuring, initiating discussions with others, or other plans of business reorganization.

         On December 13, 1995, a jury in the Court of Common Pleas of Franklin County, Ohio, rendered a verdict against HMS in favor of Acceleration National Insurance Company ("ANIC") in the amount of $5,156,022. The Company entered into negotiations with ANIC in an effort to reach a settlement with respect to payment of the judgment and certain terms of the Merger have been negotiated in connection with the settlement of this judgment. Pursuant to an Agreement for Satisfaction of Judgment between and among Accel International Corporation, ANIC, the Company and HMS, dated May 2, 1996, as amended, ANIC agreed to refrain from undertaking any action to execute on the judgment until October 31, 1996.

          After discussions with a number of potential strategic investors, lenders, purchasers of certain assets of the Company and merger partners, the Company negotiated and executed the Original Merger Agreement with Cross Country on May 14, 1996. Pursuant to the Original Merger Agreement, Cross Country was obligated to make available approximately $4.4 million (the "Settlement Amount") for payment to ANIC immediately following the Effective Time (as defined herein) in full satisfaction of the ANIC judgment which was in the amount of $5,156,022. Although this amount was reduced by the payment by the Company of $1,401,485 on September 4, 1996 (representing the proceeds of a federal income tax refund), the unpaid portion of the Settlement Amount has accrued interest at the rate of 10% per annum since September 1, 1996.

         Following execution of the Original Merger Agreement, various claims against the Company were brought to the attention of Cross Country. As a result, Cross Country advised the Company that certain obligations and contractual relationships of the Company differed from the representations made to Cross Country in the Original Merger Agreement, and that the potential payments and costs associated therewith had a material adverse affect on Cross Country's valuation of the Company. Cross Country therefore notified the Company that it would be unwilling to consummate the Merger unless such obligations and relationships were terminated or modified so as to eliminate such adverse impact.

         Although the Company believes that the disclosures to Cross Country were appropriate, in light of the limited economic resources available to the Company, the fact that a previously extensive offering process had resulted in only limited interest in the Company and the fact that the holder of a material judgment against one of the Company's principal subsidiaries had agreed, at that time, to refrain from taking any action with respect to its judgment only until October 31, 1996, the Company agreed to address the objections raised by Cross Country to the consummation of the Merger. The Company's decision was further based on continuing losses by the Company which amounted to approximately $.07 per share for the first nine months of 1996 and management's belief that profitable operations were not likely in the near future.

         Extensive efforts were undertaken by the Company to settle the subject obligations and contractual relationships and to quantify the actual costs associated therewith. Certain of these efforts were successful but require the payment of approximately $1,026,000 by the Company. In addition, a disputed claim of approximately $700,000 remains unresolved.

         In light of the foregoing required payments and in consideration of the remaining contingency, the Company and Cross Country entered into the First Amendment as of October 31, 1996, reducing the Merger Consideration in the Original Merger Agreement to

          $2.06. In connection with negotiating the First Amendment, the Company attempted to obtain from ANIC an extension of its October 31, 1996 deadline for foregoing action to collect on the judgment. When ANIC refused to grant such an extension, The Cross Country Group, L.L.C., an affiliate of Cross Country, purchased the judgment from ANIC for $2.75 million, and simultaneously entered into an Agreement for Satisfaction of Judgment with the Company and HMS, pursuant to which The Cross Country Group, L.L.C. agreed not to take action to collect on the judgment until January 31, 1997. The Company guaranteed the obligation of HMS and pledged the shares of HMS and another subsidiary of the Company to secure such guarantee. HMS and the subsidiary granted security interests in their assets as part of the First Amendment. The Company and Cross County entered into the Second Amendment on February 3, 1997, effective as of January 31, 1997 to extend the time period for consummation of the Merger and the time for satisfaction of the judgment referred to above. This date has been extended until the earlier of: (i) July 1, 1997 or (ii) termination of the Merger Agreement for any reason. If the Merger is not consummated by July 1, 1997 or the Merger Agreement is terminated, The Cross Country Group, L.L.C. is entitled to seek enforcement of the entire outstanding amount of the judgment.

         For a further discussion of the background and reasons for the Merger, see "THE MERGER-Background of the Merger".

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD

         At a meeting held on May 14, 1996, the Special Committee determined that the Merger was fair to the Company's stockholders and recommended that the Board of Directors approve the Original Merger Agreement. The Board of Directors, at a meeting held immediately thereafter, approved the Original Merger Agreement. At a joint meeting with the Special Committee on November 6, 1996, the Board of Directors unanimously approved the First Amendment and at a joint meeting with the Special Committee held on February 3, 1997, unanimously approved the Second Amendment. The Board of Directors has determined that the Merger is fair to and in the best interest of the Company's stockholders, and has approved the Merger Agreement and resolved to recommend that the Company's stockholders approve and adopt the Merger Agreement. For a discussion of the factors considered by the Special Committee and the Board of Directors in reaching their respective decisions, see "THE MERGER--Recommendation of the Special Committee and the Board; Fairness of the Merger," "--Background of the Merger" and "--Opinion of Raymond James & Associates, Inc."


         THE BOARD, INCLUDING THE SPECIAL COMMITTEE, HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

         The Special Committee has retained Raymond James to provide financial advice and other assistance to the Special Committee. On May 14, 1996, Raymond James delivered its opinion to the Special Committee and the Board of Directors to the effect that a payment of $2.35 net in cash for each share of the Company's Common Stock was fair to the Company's public stockholders from a financial point of view at that time. Based upon the developments discussed above leading to the execution of the First Amendment to the Merger Agreement, on November 6, 1996, Raymond James delivered a new opinion to the Special Committee that the Merger Consideration ($2.06 per share) is fair to the Company's public stockholders from a financial point of view. Raymond James has confirmed that its opinion has not been withdrawn as of the date of this Proxy Statement. A copy of Raymond James' November 26, 1996 opinion is attached hereto as Annex B. Stockholders are urged to read this opinion in its entirety for assumptions made, matters considered, procedures followed and scope of review by Raymond James in rendering its opinion. See "THE MERGER--Opinion of Raymond James & Associates, Inc."

THE MERGER AND PAYMENT TO STOCKHOLDERS

         If the Merger Agreement is approved and adopted by the stockholders of the Company and the Merger is consummated, the Company will become a wholly-owned subsidiary of HAC. The Merger Agreement also provides, among other things, that the stockholders of the Company will be entitled to receive the Merger Consideration, without interest, for each of their Shares (other than Shares held by Cross Country and its affiliates and stockholders who perfect their statutory appraisal rights under Delaware law). See "THE MERGER AGREEMENT--Payment for Shares" and "APPRAISAL RIGHTS."

         In order to receive the Merger Consideration following the Merger, each holder of a stock certificate representing Shares (a "Certificate") will be required to surrender such Certificate, together with a duly executed and properly completed letter of transmittal and any other required documents, to ____________, prior to the Effective Time (as defined herein) to act as the paying agent (the "Paying Agent"). The Paying Agent will send instructions to stockholders regarding the procedures for surrendering Certificates, together with a letter of transmittal to be used for this purpose, as promptly as practicable after the Merger has been consummated. See "THE MERGER AGREEMENT--Payment for Shares" and "--The Exchange Fund."

         STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES WITH THE ENCLOSED PROXY.

RECORD DATE, SHARES ENTITLED TO VOTE

         Holders of record of Shares outstanding at the close of business on February 13, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At that date, 5,558,350 Shares were outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. A list of stockholders entitled to vote at the Special Meeting may be examined at the offices of the Company, located at 400 Sawgrass Corporate Parkway, Sunrise, Florida 33325-6235, during the 10-day period preceding the Special Meeting.

REQUIRED VOTE

         The presence, in person or by proxy, of the holders of one-third of the outstanding Shares is necessary to constitute a quorum at the Special Meeting. Holders of Shares on the Record Date are entitled to one vote per Share, exercisable in person or by a properly executed proxy, at the Special Meeting with respect to all matters to be acted upon. Under the Company's Certificate of Incorporation (the "Certificate of Incorporation"), and By-laws, as amended (the "By-laws") and applicable law, the affirmative vote of the holders of a majority of the Shares is required to approve and adopt the Merger Agreement. The Company has been advised that Cross Country is the holder of proxies executed by the members of the Board of Directors and one executive officer granting Cross Country the right to vote the Shares held by them, currently 698,481 Shares (12.56% of the outstanding Shares), as to all matters related to the Merger and that Cross Country intends to vote such Shares, in addition to the 611,500 Shares (11% of the outstanding Shares) owned by its affiliates, in favor of the approval and adoption of the Merger Agreement. These proxies were granted on May 14, 1996. See "THE MERGER--Interests of Certain Persons in the Merger."

         All Shares represented at the Special Meeting by properly executed proxies received prior to the vote at the Special Meeting, unless previously revoked, will be voted in accordance with the instructions thereon. If no instructions are given, proxies will be voted FOR approval and adoption of the Merger Agreement. Any proxy may be revoked by the person giving it at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company either a written notice of revocation bearing a later date than the proxy or a subsequent proxy relating to the same Shares, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).

EFFECTIVE TIME

         The Merger will be effective as of the date and time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time") in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). The Merger Agreement provides that such filing will be made as soon as practicable following approval and adoption of the Merger Agreement by the Company's stockholders and the satisfaction or waiver of certain other conditions stated in the Merger Agreement.

CONDITIONS TO THE MERGER

         The obligations of the Company, Cross Country and Merger Sub to consummate the Merger are subject to the requisite approval and adoption of the Merger Agreement by the Company's stockholders, the receipt of certain regulatory approvals and compliance with certain other covenants and conditions set forth in the Merger Agreement. See "THE MERGER AGREEMENT-Conditions, Representations and Covenants."

REGULATORY MATTERS

         Seventeen of the states in which the Company's subsidiaries operate regulate the home warranty business in which such subsidiaries are engaged.
The states of California, Florida and Virginia require pre-approval of a change in control of the Company. The Merger Agreement requires the parties to use their best efforts to obtain all such approvals and provides that the receipt of such approvals is a condition to consummating the transaction. All required notices and applications have been filed by the Company and Cross Country with such states. All of the states have responded and all requested supplemental forms have been filed. On January 27, 1997, the state of Virginia's Bureau of Insurance approved Cross Country's application for pre-Merger approval. There can be no assurance that such approval will be obtained from California or Florida, and, if obtained, there can be no assurance as to the date of such approval. There can also be no assurance that such approval will not contain a condition or requirement which will be unacceptable to Cross Country. See "THE MERGER AGREEMENT-Regulatory Matters"

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The Company has been advised that on May 14, 1996, the members of the Board of Directors and one executive officer granted proxies to Cross Country with respect to 698,481 Shares owned by them (12.56% of the outstanding Shares) as to all matters related to the Merger and that Cross Country intends to vote such Shares in favor of the approval and adoption of the Merger Agreement. Directors and existing officers of the Company will receive the same consideration for their Shares as the other stockholders of the Company. It is expected that certain of the current officers of the Company will continue as officers and key employees of the Surviving Corporation after the Merger. Carl Buccellato will resign as Chairman, Chief Executive Officer and President of the Surviving Corporation and Subsidiaries at the Effective Time. In exchange for agreeing to surrender his rights under his current employment agreement with the Company and as compensation for his agreement not to compete for a two-year period, Mr. Buccellato will receive a payment of $200,000 at the closing of the Merger and an additional $600,000 payable in installments of $25,000 per month during the two years following the Merger plus interest on the unpaid balance at 8.25% per annum. Mr. Buccellato beneficially owns 263,453 Shares (excluding presently exercisable options to purchase 260,000 Shares at $2.00 per Share) or approximately 4.7% of the outstanding shares. Gary D. Lipson, a director of the Company, will receive $100,000 payable in 12 equal monthly installments of $8,333.33 in consideration of the termination of an engagement agreement between Mr. Lipson and the Company.

         Upon consummation of the Merger, Mr. Buccellato, C. Gregory Morris, Vice President, Treasurer and Chief Financial Officer of the Company, and Melvin Stewart, a director of the Company, will receive $15,600, $3,600 and $32,750, respectively, in settlement of their respective stock options. Certain directors of the Company are parties to agreements with the Company, which agreements must be amended or canceled as a condition to the obligations of Cross Country to proceed with the Merger.

          The Company has agreed in the Merger Agreement to provide and maintain directors' and officers' liability insurance and to indemnify the current directors and officers of the Company for a period of four years after the Effective Time. See "THE MERGER AGREEMENT--Indemnification, Insurance and Releases."

         As a result of the proposed Merger, stockholders will have no ownership interest in the Surviving Corporation and will not participate in any potential profits of the Surviving Corporation after the Merger. In addition, the payments or benefits described above will not be made to stockholders who are not officers or directors of the Company.

         For a more detailed description of the interests of certain officers, directors and stockholders of the Company in the Merger, see "THE
MERGER--Interests of Certain Persons in the Merger."

APPRAISAL RIGHTS

         Under Delaware law, stockholders who do not vote in favor of the Merger and file demands for appraisal prior to the stockholder vote on the Merger Agreement, upon the consummation of the Merger, have the right to obtain a cash payment for the "fair value" of their Shares (excluding any element of value arising from the accomplishment or expectation of the Merger). In order to exercise such rights, a stockholder must comply with all of the procedural requirements of Section 262 ("Section 262") of the DGCL, a description of which is provided in "APPRAISAL RIGHTS" herein and the full text of which is attached to this Proxy Statement as Annex C. Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Section 262 may result in a loss of such dissenters' rights.

         In addition, the Merger Agreement provides that Cross Country may terminate the Merger Agreement if the holders of more than 10% of the Shares claim or perfect appraisal rights.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         In general, the receipt of cash by a stockholder pursuant to the Merger or the exercise of appraisal rights will be a taxable event for such stockholder for federal income tax purposes and may also be a taxable event under applicable local, state and foreign tax laws. A stockholder will recognize gain or loss for federal income tax purposes equal to the difference between: (i) the amount of cash that he or she has received, and (ii) his or her tax basis in the Shares surrendered in exchange therefor. Such gain or loss will be capital gain or loss, provided the Shares are held as capital assets as of the Effective Time. The tax consequences for a particular stockholder may depend upon the facts and circumstances applicable to such stockholder. Accordingly, each stockholder should consult his or her own tax advisor with respect to the federal, state, local or foreign tax consequences of the Merger.

         ALL STOCKHOLDERS SHOULD READ CAREFULLY THE DISCUSSION SET FORTH UNDER "THE MERGER--CERTAIN FEDERAL INCOME TAX

CONSEQUENCES" AND ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL LAW INCOME TAX CONSEQUENCES TO THEM OF THE MERGER, AS WELL AS THE POSSIBLE APPLICATION OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

SOURCE OF FUNDS

         The total amount of funds required for Cross Country to consummate the Merger, is estimated to be approximately $10.3 million. This amount does not include the $2.75 million paid by The Cross County Group, L.L.C. to purchase the judgment held by ANIC. HAC and Merger Sub expect to obtain the funds required to consummate the Merger from borrowings by HAC and Cross Country pursuant to the Credit Agreement (as defined herein) in the amount of $25 million (the "Financing") with Fleet Bank N.A. (the "Bank"). Pursuant to the Merger
Agreement the availability of financing is not a condition to the obligations of Cross Country, HAC and Merger Sub to consummate the Merger. Funding under the Credit Agreement will occur simultaneously with the consummation of the Merger. See "SOURCE AND AMOUNT OF FUNDS."

FAILURE TO CONSUMMATE THE MERGER

          In the event that the Merger is not consummated because it is not approved by the required vote of the stockholders of the Company, holders of more than 10% of the Shares claim or perfect appraisal rights or any other term or condition to the consummation of the Merger is not satisfied or waived, it is likely that the Company will be without adequate resources to pay the full amount due to The Cross County Group, L.L.C. as holders of the ANIC judgment which would become immediately due and payable under the Settlement Agreement. In such event, the Company would be forced to seek alternatives to paying the full amount of the judgment. No other alternatives are presently being considered.

FEES AND EXPENSES OF THE MERGER UPON TERMINATION

         The Company has agreed that in the event that the Merger Agreement is terminated for certain reasons, including the holders of in excess of 10% of the Shares claiming or perfecting appraisal rights, the Board of Directors of the Company recommending a merger or acquisition transaction other than the Merger, the Board of Directors of the Company withdrawing, modifying or amending its recommendation contained in this Proxy Statement in any respect materially adverse to Cross Country or Merger Sub, or the stockholders of the Company failing to approve the Merger, the Company will reimburse Cross Country for all of the reasonable, documented, out-of-pocket expenses actually incurred by Cross Country and Merger Sub in connection with the Merger including expenses of legal counsel, investment bankers and accountants, plus a fee of $500,000. See "THE MERGER AGREEMENT--Fees and Expenses."

PRICE RANGES OF SHARES; DIVIDENDS

         The Shares are listed on the Nasdaq National Market ("NMS") under the symbol HOMG. On April 3, 1996, the last trading day prior to the filing by Cross Country of a Schedule 13D announcing that it had acquired in excess of five percent of the Shares, the reported closing sales price per Share on the NMS was $1-1/2. On May 13, 1996, the last trading day prior to the Company's announcement of the execution of the Merger Agreement, the reported closing sales price per Share on the NMS was $1- 7/8. On November 6, 1996, the last trading day prior to the Company's announcement of the First Amendment, the reported closing sales price per Share on the NMS was $1-1/2. On February 13, 1997, the last trading day prior to the date of this Proxy Statement, the reported closing sales price per Share on the NMS was $___. Stockholders are urged to obtain current quotations for the Shares. Certain agreements to which the Company is a party impose restrictions on the payment of dividends. In addition, the Merger Agreement prohibits the declaration of dividends or distributions with respect to the Shares. See "PRICE RANGES OF SHARES; DIVIDENDS."

SELECTED FINANCIAL DATA

         The following summarized consolidated financial data is qualified in its entirety by the more detailed financial information, including the Company's financial statements, included in the Company's Annual Report an Form 10-K for the year ending December 31, 1996 and the Company's Forms 10-Q for the quarter ended March 31, June 30 and September 30, 1996 incorporated into and accompanying this Proxy Statement.


                            SELECTED FINANCIAL DATA

                                                                                                NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                    ------------------------                      -------------
                                       1991       1992        1993       1994        1995       1995        1996
                                       ----       ----        ----       ----        ----       ----        ----
                                                   (In thousands, except per share data)

STATEMENT OF OPERATIONS DATA

Operating revenue                      $42,986   $45,578    $51,344     $52,778    $44,554      $33,593    $33,971

Income (loss) from continuing
  operations before income taxes          (116)    3,891      5,319      (1,030)    (3,037)       1,435       (580)

Income (loss) from continuing              275     1,879      3,191        (833)    (1,909)         871       (374)
  operations

Discontinued operations:

    Loss from operation of
discontinued reinsurance subsidiary         --        --     (6,228)         --         --           --         --

    Estimated loss on reinsurance
       portfolio transfer                   --        --     (9,009)         --         --           --         --

Net income (loss)                          275     1,879    (12,046)       (833)    (1,909)         871       (374)

CASH FLOW FROM OPERATING
    ACTIVITIES                           2,454     2,755     (1,557)      3,046       (667)         412      4,636

DIVIDENDS DECLARED PER
    COMMON SHARE                          0.20      0.20       0.10        0.00       0.00         0.00       0.00

BALANCE SHEET DATA

Cash and investments                    26,133    19,176     18,154      19,625     17,054       19,997     18,052

Total Assets                            38,705    41,068     45,894      39,199     38,514       38,637     39,479

Long-term debt, net of current              66        22      3,017       3,317      2,591        2,671      1,879
  portion

Deferred home warranty revenue in
  excess of deferred home warranty       6,906     8,196      9,994      10,441     10,572       10,515     11,869
  acquisition costs

Stockholders' equity                    21,084    21,820      9,205       8,401      6,561        9,343      6,167

PER SHARE DATA

Income (loss) from continuing             0.05      0.34       0.57       (0.15)     (0.34)        0.16     (0.07)
  operations

Discontinued operation:

    Loss from operation of
     discontinued reinsurance subsidiary    --        --      (1.12)         --         --           --         --

Estimated loss on reinsurance
  portfolio transfer                        --        --      (1.62)         --         --           --         --

Net income (loss)                         0.05      0.34      (2.17)      (0.15)     (0.34)        0.16      (0.07)

Stockholders' equity                      3.79      3.93       1.66        1.51       1.18         1.68       1.11

Weighted average common shares
    outstanding (in thousands)           5,566     5,561      5,559       5,558      5,558        5,558      5,558

                               GENERAL INFORMATION

VOTING AT THE SPECIAL MEETING; REQUIRED VOTE

         The Board of Directors has fixed the close of business on February
13, 1997 as the Record Date. As of the Record Date, there were 5,558,350 Shares entitled to vote at the Special Meeting and there were ___ holders of record of such Shares. Holders of Shares on the Record Date are entitled to one vote per Share, exercisable in person or by a properly executed proxy, at the Special Meeting with respect to all matters to be acted upon.

         The presence, in person or by properly executed proxy, of the holders of one-third of the outstanding Shares is necessary to constitute a quorum at the Special Meeting. Pursuant to the Certificate of Incorporation, By-laws and applicable law, the affirmative vote of the holders of a majority of the Shares is necessary to approve and adopt the Merger Agreement. Abstentions will be counted as present for purposes of determining whether a quorum is present. Since the Merger requires the approval of a majority of the outstanding Shares, abstentions will have the same effect as a negative vote. Under the rules of the New York Stock Exchange and the National Association of Securities Dealers, member organizations which hold shares in street name for customers will not have the authority to vote on the Merger unless they receive specific instructions from beneficial owners. Under the DGCL, such a non-vote will not be counted as present for purposes of a quorum and will otherwise have the same effect as a vote against the Merger. The Company has been advised that Cross Country is the holder of proxies executed by the members of the Board of Directors and one executive officer of the Company granting Cross County the right to vote the Shares held by them, currently 698,481 Shares (12.56% of the outstanding Shares) with respect to all matters relating to the Merger and that Cross County intends to vote said Shares in addition to the 611,500 Shares (11.0% of the outstanding Shares) owned by its affiliates in favor of the approval and adoption of the Merger Agreement.

PROXIES

         All Shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless such proxies previously have been revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. If no such instructions are indicated, proxies will be voted FOR approval and adoption of the Merger Agreement. The Board of Directors does not know of any matters, other than as described in the attached Notice of Special Meeting of Stockholders, which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by filing with the Secretary of the Company written notice of revocation bearing a later date than the proxy; by duly executing and delivering to the Secretary of the Company, at or prior to the Special Meeting, a subsequent proxy relating to the same Shares; or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, constitute revocation of a proxy). Any written notice revoking a proxy should be sent to Homeowners Group, Inc., 400 Sawgrass Corporate Parkway, Sunrise, Florida 33325-6235,
Attention: Karen Childress, Secretary.

         Proxies are being solicited by and on behalf of the Company's Board of Directors. The Company will bear the cost of preparing and mailing the proxy material furnished to the Company's stockholders in connection with the Special Meeting. The Company will solicit proxies by mail, and the Company's directors, officers and employees may also solicit proxies by telephone, telegram, personal contact or otherwise. Such persons will receive no additional compensation for such services but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made to furnish copies of solicitation materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Shares held in the names of such fiduciaries, custodians and brokerage houses. Such persons will be paid reasonable out-of-pocket expenses. The Company has retained the firm of Corporate Investor Communications, Inc., for a fee of $4,500 plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies by the methods described above.

         No person is authorized to give any information or make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company or by Cross Country or their affiliates.


FORWARD-LOOKING INFORMATION AND ASSOCIATED RISK

         Management believes that this Proxy Statement contains forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding, among other items, the Company's earnings. This forward-looking information is based largely on the Company's revenues and expectations and is subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially as a result of the factors described in the section "THE MERGER--Opinion of Raymond James & Associates, Inc.", including, among others, general economic conditions and competitive factors. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Proxy Statement will in fact transpire.

AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial statements and other matters. Such reports, proxy statements and other information, are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, such reports, proxy statements and other information can be obtained from the Commission's web site at http://www.sec.gov. Copies of such material also can be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may also be inspected at the offices of the Nasdaq National Market System, 1735 K Street, N.W., Washington, D.C. 20006.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

         The following table sets forth information concerning beneficial ownership, as of January 27, 1997, by persons known to the Company (based upon filings on Schedules 13D and 13G filed pursuant to the Exchange Act) to own five percent or more of the Company's outstanding voting securities. The table also shows information concerning beneficial ownership by all directors, by each of the Company's Named Executive Officers (as such term is defined in the Exchange
Act) and by all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the right to acquire within 60 days of January 27, 1997, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse), with respect to the shares set forth in the following table.


                                                                                    BENEFICIAL OWNERSHIP
                                                                          -----------------------------------------
      NAME AND ADDRESS OF BENEFICIAL OWNER (1)                               SHARES                   PERCENT
                                                                          --------------         ------------------
      Carl Buccellato                                                    523,453 (2)                 9.0%

      Diane M. Gruber                                                     20,050 (3)                 0.4%

      Gary D. Lipson                                                      33,500 (4)                 0.6%

      Michael A. Nocero, Jr. M.D                                         135,500 (5)                 2.1%

      Melvin Stewart                                                     305,375 (6)                 5.5%

      C. Gregory Morris                                                   30,000 (7)                 0.5%

      Sandra Stewart Bernstein                                           406,862 (8)                 7.3%
      2810 North 46th Avenue
      Hollywood, FL 33021

      Dimensional Fund Advisors, Inc.                                    361,300 (8)                 6.5%
      1299 Ocean Avenue
      Santa Monica, CA 90401

      T. Rowe Price Small Cap Value Fund, Inc.                           350,000 (8)                 6.3%
      100 E. Pratt Street
      Baltimore, MD 21202

      NAPAQ Corporation, et al                                           611,500 (9)                11.0%
      4040 Mystic Valley Parkway
      Boston, MA 02155

      DC Investment Partners Opportunity Fund, L.P                       906,500 (10)               16.3%
      2200 Abbott Martin Road, Suite 201
      Nashville, TN 37215

      All Directors and Executive Officers as a Group (6               1,047,878 (11)               17.8%
           persons)

------------------------

(1) The address of all executive officers and directors is 400 Sawgrass Corporate Parkway, Sunrise, FL 33325.

(2) Includes 14,397 shares of common stock held by Carl Buccellato as Trustee of the Renee Buccellato Trust, the Lori Ann Buccellato Trust and the Matthew Buccellato Trust. Includes presently exercisable options to purchase 260,000 shares of common stock.

(3) Includes presently exercisable option to purchase 10,000 shares of common stock. The total does not include 1,000 shares owned by Gayle N. Gruber, Ms. Gruber's daughter, as to which beneficial ownership is disclaimed by Ms. Gruber.

(4) Includes presently exercisable options to purchase 17,500 shares of common stock.

(5) Includes 70,000 shares of common stock owned under a retirement plan for the benefit of Michael A. Nocero, Jr. M.D. and indirect ownership of 24,000 shares owned by his daughters. Includes presently exercisable options to purchase 17,500 shares of common stock.

(6) Includes 243,701 shares of common stock held by Melvin Stewart as Trustee of the Melvin Stewart Trust. Also includes 15,788 shares of common stock held by Mitchell Stewart as Trustee of the Bari Udell Trust, as to which trust Melvin Stewart has the power to direct the voting and investment of such shares as trust advisor and as to which beneficial ownership is disclaimed by Mr. Stewart.

(7) Consists of presently exercisable options to purchase 30,000 shares of common stock.

(8) Ownership shares and percentages based upon the Schedules 13G as provided to the Company.

(9) Ownership shares and percentages based on Schedules 13D, as amended, as provided to the Company. Consists of four related persons that own positions:
NAPAQ Corporation, HAC, Inc., Cross Country Motor Club, Inc. and Jeffrey C. Wolk. Each of these persons is affiliated with The Cross Country Group, Inc.

(10) Ownership shares and percentages based on Schedule 13D, as amended, as provided to the Company. Consists of four related parties that own positions: D. Robert Crants, Michael W. Devlin, Lucius E. Burch and the Stephens Group, Inc.

(11) Includes (i) an aggregate of 285,000 shares of common stock which the officers and directors have the right to acquire through the exercise of presently exercisable options and (ii) an additional 50,000 shares of common stock which the officers and directors will have the right to acquire though the exercise of options that will become exercisable contemporaneously with the consummation of the Merger.

         Ms. Gruber, Messrs. Buccellato, Lipson, Morris and Stewart and Dr. Nocero have advised the Company that they have granted proxies to Cross Country with respect to the right to vote the Shares held by them, currently 698,481 Shares (12.56% of the outstanding Shares), with respect to all matters relating to the Merger.

                                   THE MERGER

PARTIES TO THE MERGER

         HOMEOWNERS GROUP, INC.

         The Company was incorporated in 1988 in Delaware to act as the holding company for Homeowners Marketing Services, Inc. ("HMS") and its subsidiaries, which became subsidiaries of the Company in the same year as a result of a reorganization prior to the Company's sale of its Shares in a public offering. HMS has provided products and services to real estate brokerage firms since 1980.

         The Company has developed a national network of real estate brokers ("Members") enrolled by the Company's franchisees ("Affiliates") and the field sales force employed in the Corporate Owned Regions ("CORs"). The Company believes that it is a leading supplier of products and services to real estate brokerage firms which market primarily residential properties. The Company offers various types of memberships including a "full membership" under which participating brokers have access to all of the Company's products and services, and a "limited membership" under which participating brokers and agents have access to only certain of the Company's products and services, principally the home warranty product. The Company operates in the District of Columbia and in all states except Alaska.

         Members generally pay an initial membership fee and annual renewal fees in order to retain the rights of membership. Full members participate in the Company's Errors & Omissions insurance ("E&O") program and pay marketing or placement fees to the Company for access to the program. Members also have the right to use products and services provided by other vendors with which the Company has made preferred arrangements. Full membership also provides access to the following programs: a membership-wide referral networking system (REFNET/registered mark), the HMS BuyerTrack/registered mark/ Follow-up System, the HMS Consumer Reach Program, the HMS Risk Management System, HMS Photocard and certain advertising and public relations materials. Both full members and limited members have access to the home warranty product, which they sell to either sellers or buyers of a home. Historically, through 1995, the Company has derived at least 88% of its annual revenues from the sale of home warranty contracts by Members and from membership related fees.

         The Company has granted the Affiliates the exclusive right, within defined geographical territories, to enroll Members and train them in the utilization and sale of the Company's products and services. The Company directly enrolls Members in California, Colorado, Idaho, Florida (except northwest Florida, which territory has been granted to an Affiliate), Hawaii, Indiana, Iowa, Nebraska, North Dakota, Oregon, South Dakota and Washington, and is a 45% partner in a partnership which directly enrolls Members in Texas. Collectively, these territories are known as Corporate Owned Regions. The Company manages, for a fee, the Kansas, Oklahoma, Missouri territory and the Arizona, New Mexico territory and owns a nominal interest in the Arizona, New Mexico territory. The Company has combined administrative functions of the Kansas, Oklahoma and Missouri region and of the Arizona, New Mexico and the Texas region. The Colorado region and the Washington, Oregon and Idaho regions have combined administrative functions with the California region.

         Franchise realty organizations, such as CENTURY 21/registered mark/, ReMax/registered mark/ and others, provide to their franchisees certain products and services, some of which are similar to those offered by the Company. However, access to such products and services generally requires an initial financial commitment by the real estate brokerage firm, payment of a predetermined percentage of revenues to the franchisor and mandatory utilization of some of the franchisor's products and services. Under the Company's program, Members pay for the Company's products and services which they elect to use, once the initial membership fee and/or annual renewal fee has been paid. The Company's membership agreement does not prohibit membership in any real estate related franchise or service, and many HMS Members are also members of franchise realty organizations.

         THE CROSS COUNTRY GROUP, INC.

         Cross Country is a privately held company engaged primarily in providing emergency roadside assistance on behalf of major corporations and other organizations. Cross Country also provides loss reporting, address change, consumer affairs, customer support and home assistance services for various customers throughout the United States through various affiliates. The principal executive offices of Cross Country are located at 4040 Mystic Valley Parkway, Medford, Massachusetts 02133, and the telephone number is (617) 393-9300.

         CROSS COUNTRY ASSOCIATES, L.L.C.

         Associates is a privately held limited liability company formed solely for the purpose of holding the stock of HAC, and has not engaged in any business activity unrelated to the Merger. The Managing Members of Associates are substantially the same as the stockholders of Cross Country. The principal executive offices of Associates are located at 4040 Mystic Valley Parkway, Medford, Massachusetts 02133.

         HAC, INC.

         HAC is a direct, wholly-owned subsidiary of Associates formed solely for the purpose of holding the stock of the Company following the Merger, and has not engaged in any business activity unrelated to the Merger.

         CC ACQUISITION CORPORATION

         Merger Sub is a wholly-owned subsidiary of HAC and assignee of CHGI's rights and obligations under the Merger Agreement. Merger Sub was formed solely for the purpose of the Merger and has not engaged in any business activity unrelated to the Merger.

         CHGI ACQUISITION CORPORATION

         CHGI is a direct, wholly-owned subsidiary of Cross Country formed solely for the purpose of the Merger and has not engaged in any business activity unrelated to the Merger. On June 14, 1996, CHGI assigned its rights and obligations under the Merger Agreement to Merger Sub.

BACKGROUND OF THE MERGER

         In January, 1995, the Company received several unsolicited inquiries from unaffiliated third parties relating to various proposed transactions with the Company, including the purchase of all of the outstanding Shares of the Company. In response to these inquiries, the Company formed a Special Committee of the Board of Directors to evaluate the alternatives available to the Company.

         The Special Committee retained Raymond James to act as its exclusive financial advisor to assist the Company in evaluating the possible alternatives to maximize stockholder value, including remaining independent, effecting a corporate restructuring, obtaining new financing, sale of various operating assets of the Company, initiating discussions with others regarding the acquisition of the Company and other possible forms of business reorganization.

         Initially, the Special Committee considered the alternatives of obtaining financing and entering into an agreement with a strategic investor. Negotiations were held with potential lenders to provide funds to the Company under an arrangement which would have permitted conversion of the debt position to equity. This alternative was rejected after evaluation of the costs of such financing and the potential dilutive impact of such financing on existing stockholders.

         Based upon the Company's recent operating results, and the various contingencies facing the Company, the Special Committee concluded that the Company would be better served if it combined with a strong complementary business entity. Therefore, the option of remaining independent was not selected as a viable course of action for the Company to pursue. Accordingly, the options related to corporate restructuring or business reorganization were also deemed to be secondary to the business combination alternatives.

         During the first nine months of 1995, Raymond James circulated confidentiality agreements to multiple interested parties, including Cross Country. These agreements provided, among other things, that the interested parties and their representatives would maintain the confidential nature of information about the Company supplied to them and that for a specified period (generally three years) from the date of such agreements they would not, without the prior written approval of the Company's Board of Directors, engage in or propose any transaction directly or indirectly to acquire any securities or assets of the Company or its subsidiaries or act, alone or in concert with others, to seek to control or influence the management, Board of Directors, or policies of the Company. No information was provided to Cross Country at this time, based on their refusal to sign a confidentiality agreement on terms similar to those executed by other interested parties. During this period, Raymond James circulated information about the Company and its operations to approximately ten interested parties who had signed confidentiality agreements. Three of the parties who signed confidentiality agreements presented written or verbal proposals to acquire all or a portion of the Company.

         In June 1995, the Special Committee met with representatives of First Service Corporation, an organization which proposed a loan to the Company convertible into shares of Common Stock. The Special Committee concluded that this proposal would have resulted in an unacceptable dilution to the Company's stockholders at the conversion price proposed. In addition, such a proposal would not have provided liquidity to the Company's stockholders.

         The Special Committee also met in June 1995 with The American HomeShield division of Service Master LP regarding the acquisition of the Company. Although numerous proposals were made, the acquisition of the Company would have been dependent on favorable resolution of the ANIC litigation which was then ongoing and modification of certain other contractual relationships which the Special Committee did not believe was feasible on economic terms acceptable to the Company. In addition, the discount required by HomeShield to complete the Merger prior to the completion of the referenced litigation was deemed unacceptable by the Special Committee and negotiations terminated.

         During this period, the Special Committee was also engaged in discussions with Warrantech Corporation, an administrator and marketer of service contracts and after-market warranties on computer electronics, computers and computer peripherals, appliances, automobiles, automotive components and recreational vehicles for retailers and distributors. In September, 1995, after a review of the foregoing proposals, the Company announced that it had entered into exclusive negotiations with Warrantech. The Warrantech proposal was to exchange shares of Warrantech common stock for shares of the Company's Common Stock. Each share of the Company's Common Stock would have been exchanged for that number of Warrantech shares determined by dividing 1.25 by the price of Warrantech shares during a specified period. From September 1995, through January 1996, the Company pursued negotiations with Warrantech.

         On December 13, 1995, a jury in the Court of Common Pleas of Franklin County, Ohio, rendered a verdict against HMS, in favor of ANIC in the amount of $5,156,022. The Company then engaged in negotiations with ANIC in an effort to reach a settlement with respect to payment of the judgment.

         The Company and Warrantech were unable to conclude an agreement. The failure to reach agreement was principally due to the impact on the Company of the ANIC judgment, the refusal of Warrantech to agree to deliver a minimum number of shares to the Company's stockholders and certain contingencies imposed by Warrantech including renegotiation of certain Company contracts on terms acceptable to Warrantech in its sole discretion. The Company announced on January 26, 1996 that its exclusive negotiations with Warrantech had terminated. The Special Committee and Raymond James again contacted potential bidders with whom discussions had been superceded during the Warrantech negotiations.

         Discussions were also held with ANIC in an attempt to negotiate a settlement of the judgment obtained by it and to postpone its attempts to realize on its judgment. As a condition of ANIC agreeing to refrain from exercising its rights under its judgment, the Company was required to waive its rights to appeal the ANIC judgment. The Board of Directors agreed to such waiver based in part upon the fact that the Company was without the funds needed to obtain the bond required to pursue the appeal.

         The Special Committee thereafter entered into negotiations with HFS Incorporated, with respect to the acquisition of the Company for shares of HFS' common stock. Under this proposal the Shares of the Company were to be valued at $2.20 per share.

         While these negotiations were in process, the Company was advised by Cross Country that certain of its affiliates had acquired in excess of five percent of the Shares of the Company and that it wished to enter into negotiations with respect to the acquisition of the Company. The contacts between the Company and Cross Country originally began with discussions regarding joint marketing of products in February 1996. A subsequent meeting was held in March 1996 in New York City at which Cross Country proposed acquiring the Company. This meeting was attended by Carl Buccellato, Gary Lipson and Diane Gruber, on behalf of the Company, and Howard Wolk, Sidney Wolk and Ted Wolk, on behalf of Cross Country. Cross Country originally proposed advancing funds to the Company to satisfy the ANIC judgment, with such funds being secured by a lien on Company assets. The Company representatives rejected this proposal in favor of an acquisition of the Company by Cross Country.

         Although Cross Country made various proposals to acquire the outstanding Shares of the Company, until May 3, 1996, Cross County and the Company could not agree on an acceptable form of confidentiality agreement and confidential information was not furnished to Cross Country until said date. Therefore, the March 15, 1996 proposal of Cross Country to acquire the outstanding Shares of the Company at $1.95 per share, the April 30, 1996 proposal at $2.10 per share and the May 3, 1996 proposal of $2.35 per share (including an agreement to pay ANIC the full amount of its judgment) were based solely on Cross Country's review of publicly available information. All of these proposals were subject to reduction in price based upon the outcome of certain contingencies. They were therefore rejected for both this reason and the fact that, until May 3, 1996, they were less than the alternative bid from HFS. Upon agreement with Cross Country on May 3, 1996 as to the terms of a confidentiality agreement, the Company provided information to Cross Country.

         During this period the Company continued its negotiations with ANIC regarding a potential settlement. The Company reached an agreement with ANIC to defer action with respect to efforts to realize on its judgment until May 5, 1996, and to pay to ANIC upon consummation of a merger the sum of $4.1 million in satisfaction of the judgment. This date was subsequently extended until May 12, 1996 in exchange for an increase in the amount to be paid to ANIC in satisfaction of the judgment against HMS upon consummation of the Merger. The increase payable to ANIC was to be proportionately equal to the percentage increase in the amount to be received by the Company's stockholders in excess of $2.20 per share^ rounded up to the next $50,000. By way of example, a payment to the Company's stockholders of $2.35 per share would have resulted in payment to ANIC of $4.4 million. The Company agreed to pay to ANIC the proceeds of a federal income tax refund which was then expected to be approximately $1.4 million in partial satisfaction of said judgment.

         The Special Committee established May 9, 1996 as a deadline for submission of bids to acquire the Company. On May 7, 1996, Raymond James, on behalf of the Company, notified potential bidders of the May 9, 1996 deadline. The notification included a form of Merger Agreement which the Company was willing to sign.

         HFS expressed concern regarding both the apparent willingness of Cross Country to engage in a hostile takeover and the refusal of the Company's franchisees to agree to amend their franchise agreements in accordance with HFS requests. HFS therefore declined to submit a bid. The only bid received prior to the deadline was from Cross Country. On May 10, 11, 13 and 14, counsel to the Special Committee, Raymond James and counsel to Cross Country had further negotiations regarding the specific terms of the Merger Agreement, including the representations and warranties to be provided by the Company and various conditions precedent to the closing, including cancellation and modification of certain agreements. The Merger Agreement was signed by Cross Country and the Company on May 14, 1996.

         On June 14, 1996, Cross Country advised the Company that pursuant to the terms of the Merger Agreement, the rights and obligations of CHGI had been assigned to Merger Sub.

         Following execution of the Original Merger Agreement, various claims against the Company were brought to the attention of Cross Country. As a result, Cross Country determined that certain obligations and contractual relationships of the Company differed from the representations made to Cross Country in the Original Merger Agreement. Cross Country concluded that these obligations and contractual relationships, as discussed below, committed the Company to various payments and obligations which Cross Country believed had a material adverse impact on its valuation of the Company. Cross Country therefore notified the Company that it would be unwilling to consummate the Merger unless such obligations and relationships were terminated or modified in a manner acceptable to Cross Country. As an alternative, Cross Country offered to consummate the Merger without resolution of these issues at $1.80 per share.

         Although the Company disagrees with Cross Country's assertion that such non-disclosure constituted breach of the Merger Agreement, in light of the limited economic resources available to the Company, the fact that a previously extensive offering process had resulted in only limited interest in the Company and the fact that ANIC had agreed, at that time, to refrain from taking any action with respect to its judgment only until October 31, 1996, the Company agreed to address the objections raised by Cross Country to the consummation of the Merger. The Company's decision was further based on continuing losses by the Company which amounted to approximately $.07 per share for the first nine months of 1996 and the belief of management that profitable operations were not likely in the near future.

         Extensive efforts were undertaken by the Company to settle the foregoing obligations and contractual arrangements and to quantify the actual costs associated therewith. Certain of these efforts were successful but require the payment of funds by the Company or the commitment to pay funds upon consummation of the Merger to obtain such modifications. One such situation, a claim by the Company's franchisees that payments were due to them for 1995 as a result of profit sharing agreements was first brought to Cross Country's attention in July, 1996. This claim was disputed by the Company, but settled for a payment of $591,965, payable within five days after consummation of the Merger, in order to avoid litigation and maintain good relationships with the franchisees. The provider of reinsurance for the Company's warranty products alleged its arrangement with the Company was exclusive. Although the Company disputed such a claim, Cross Country advised the Company that it was unwilling to proceed with the Merger unless this dispute was resolved. This contract was terminated for a payment of approximately $260,000. An employment arrangement which the Merger Agreement required be terminated without cost, required the payment of approximately $175,000. In another case, a claim by a supplier of marketing services to the Company that it is entitled under an existing agreement to continuing royalties from the sale of certain products, which rights it was willing to waive for a payment of approximately $700,000, is disputed by the Company. Despite efforts to resolve this matter, the claim remains outstanding.

         Upon quantification of the costs associated with the foregoing obligations, and in light of the Company's ongoing and potential obligation to make payments associated therewith, Cross Country agreed to proceed with the Merger at $2.06 per share. After negotiations with Cross Country and in light of the losses of the Company and the lack of perceived alternatives and the other factors discussed above, the Company agreed to execute the First Amendment and proceed with the Merger at a reduced price per share of $2.06.

         On May 14, 1996, at a meeting of the Special Committee, Raymond James delivered to the Special Committee its opinion that the consideration of $2.35 per Share to be received by the holders of Shares pursuant to the Original Merger Agreement was fair to the Company's public stockholders from a financial point of view at that time. Based upon the developments discussed above leading to the execution of the First Amendment, on November 6, 1996, Raymond James delivered a verbal opinion to the Special Committee that, based on its analysis to that date, the Merger Consideration ($2.06 per share) is fair to the Company's stockholders from a financial point of view. After discussing Raymond James' opinion, the Special Committee and the Board of Directors, in a joint meeting at which counsel to the Special Committee and a representative of Raymond James participated, determined that the proposed Merger was fair to the stockholders of the Company and approved and adopted the Merger Agreement, subject to a number of conditions including the delivery of Raymond James' written fairness opinion, which was received on November 26, 1996 (See "THE MERGER AGREEMENT-Conditions, Representations and Covenants") and recommended to the stockholders that they approve and adopt the Merger Agreement.

         The Company and Cross Country thereafter entered into the First Amendment as of October 31, 1996, reducing the Merger Consideration in the Original Merger Agreement to $2.06. The First Amendment further modified the arrangement with Carl Buccellato to provide that Mr. Buccellato would waive all rights under his existing employment agreement and agree not to compete for a two year period in exchange for a payment of $200,000 at the closing of the Merger and an additional $600,000 payable in installments of $25,000 per month during the two years following the Merger plus interest on the unpaid balance at 8.25% per annum. The arrangement with Mr. Buccellato under the original Merger Agreement called for a waiver of his rights under his employment agreement (which extended through

December 31, 2000 at a base compensation level of $385,000 per year) in exchange for a payment of $800,000 at the time of the Merger and the payment of $200,000 per year under a three-year consulting agreement requiring that his services be available to Cross Country for 1,000 hours per year. The modified arrangement does not call for the provision of consulting services.

         In connection with negotiating the First Amendment, and in order to allow the Merger to proceed, the Company attempted to obtain from ANIC an extension of its October 31, 1996 deadline for foregoing action to collect on the judgment. When ANIC refused to grant such an extension, The Cross Country Group, L.L.C., an affiliate of Cross Country, purchased the rights of ANIC under its judgment, making The Cross Country Group, L.L.C. the holder of the judgment against HMS, a subsidiary of the Company. The balance of the judgment had been reduced by a payment by the Company on September 4, 1996 of $1,401,485.20, representing the proceeds of a federal income tax refund received by the Company. The Company and HMS then entered into an agreement with The Cross County Group, L.L.C. which extended the period during which Cross
Country would agree to take no action with respect to the judgment until January 31, 1997 (the "Settlement Agreement") (this date has been extended until the earlier of: (i) July 1, 1997 or (ii) termination of the Merger Agreement as part of the Second Amendment). In consideration of The Cross Country Group, L.L.C.'s agreeing to extend the date for enforcement of the judgment, the Company guaranteed the payment of the judgment against HMS and pledged the shares of HMS and another Company subsidiary as collateral. In addition, the two subsidiaries granted security interests in their assets to secure the obligation to repay the judgment. As a result of such arrangements, the Company is now responsible for a judgment which was previously only against one of its subsidiaries and has further pledged assets upon which The Cross Country Group L.L.C. could foreclose to satisfy its claim in the event that the Merger is not completed or the judgment is not paid prior to July 1, 1997. The Special Committee noted that such arrangement provided the holder of the judgment with possibly greater legal rights. However, in light of the fact that ANIC would not agree to extend its October 31, 1996 deadline for foregoing action to collect on the judgment, the Special Committee and the Board believed that the failure to agree to this arrangement, pursuant to which The Cross Country Group, L.L.C. purchased the judgment and entered into the Settlement Agreement, could have resulted in the bankruptcy of the Company as it was without resources to pay the outstanding balance of the judgment.

         In connection with the First Amendment and the Settlement Agreement, the Company also amended its existing Shareholder Rights Plan to permit Cross Country and its affiliates to purchase an unlimited number of Shares of Common Stock in unsolicited privately negotiated transactions without causing the rights to separate or become exercisable. Such amendment was not effective until three days after announcement of the signing of the Amendment and was only to be effective so long as no other offers were received to purchase the Company during that three-day period. The three-day period expired without receipt of any such offers.

         Such amendment permits Cross Country to acquire additional Shares prior to the Merger making it less likely that an alternative bidder for the Company will emerge.

Although the Special Committee and the Board of Directors viewed this as a negative factor, in light of the absence of any other bidders since May 1996 and the inability of the Company to satisfy the ANIC judgment without the large investment by Cross Country, the amendment to the Rights Plan was deemed acceptable.

         On December 20, 1996, HAC acquired an additional 120,000 Shares at $1.73 per share in a single, unsolicited privately negotiated transaction, bringing the total ownership by affiliates of Cross Country to 611,500 shares as of February 13, 1997. Cross Country has advised the Company that while it reserves its right to do so, neither it nor its affiliates currently intend to acquire additional Shares except pursuant to the Merger.

         On February __, 1997, the Special Committee held a telephonic conference with representatives of Raymond James and counsel to the Special Committee. During this telephonic conference, Raymond James confirmed that it had not withdrawn its fairness opinion attached hereto as Annex B. After participating in the foregoing discussion, the Special Committee confirmed its determination that the Merger is fair to the stockholders of the Company, which confirmation was based on the factors considered in connection with the Special Committee's initial fairness determination as discussed under "Recommendation of the Board; Fairness of the Merger."

         The Special Committee and the Board of Directors held a meeting on February __, 1997, wherein the Special Committee discussed its prior meeting with Raymond James and the fact that the Special Committee had confirmed its determination that the Merger is fair to the stockholders of the Company. After participating in the foregoing discussion, the Board of Directors confirmed its determination that the Merger is fair to and in the best interest of the public stockholders of the Company, which confirmation was based on the factors considered in connection with the Board of Directors' fairness determination as discussed under "Recommendation of the Board; Fairness of the Merger."

COMPOSITION OF THE SPECIAL COMMITTEE

         The Special Committee was composed of all directors of the Company with the exception of Carl Buccellato, the President and Chief Executive Officer of the Company. Mr. Buccellato was not included in the membership of the Special Committee, based upon the belief of the Board of Directors that the possibility of employment of Mr. Buccellato by an acquirer of the Company might impair his independence. Although the Merger Agreement provides that Mr. Lipson will receive $100,000 for cancellation of certain agreements between Mr. Lipson and the Company, the Board of Directors concluded that this payment did not raise a potential conflict of interest as the payments to be received are in cancellation of existing rights. It is not anticipated that Mr. Lipson will perform services for the Company after the Merger.

         The Special Committee also includes members who are Affiliates with franchise agreements containing terms similar to the agreements between the Company and non-director Affiliates. All of the proposals received by the Company involved the potential of modifying the relationship between the Company and its franchisees. While the interests of the members of the Special Committee who are franchisees are potentially different than that of stockholders who are not franchisees, the Board of Directors concluded that because these directors had substantially the same rights under their franchise agreements as all other Affiliates, and therefore the same interests as other Affiliates in the consummation of the Merger, they would not have a conflict of interest in evaluating the Merger.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD; FAIRNESS OF THE MERGER

         At a joint meeting of the Special Committee and the Board of Directors held on November 6, 1996, the Special Committee and the Board of Directors unanimously determined that the Merger is fair to and in the best interest of the public stockholders of the Company and resolved to recommend that the stockholders approve and adopt the Merger Agreement.

         The Special Committee, in reaching its decision, considered the factors set forth below and the Board of Directors adopted the analysis of the Special Committee. Except as indicated, all of these items were considered as positive factors in concluding to recommend that the stockholders approve and adopt the Merger Agreement.

                  (i) The opinion of Raymond James regarding the fairness, from a financial point of view, of the Merger Consideration to the public stockholders of the Company and the written report and oral presentations regarding such report by Raymond James to the Special Committee and the Board of Directors. See "Background of Merger" and "Opinion of Raymond James & Associates, Inc." Based on Raymond James' expertise and experience in the evaluation of businesses in connection with transactions similar to the Merger and Raymond James' explanations of its methodology and analyses, the Special Committee and the Board of Directors believed that Raymond James' opinion as to the fairness of the Merger Consideration to be received by the public stockholders was well supported and sound and adopted their analysis.

                  (ii) The significant premium by which the Merger Consideration of $2.06 per Share exceeds the last closing sales price ($1.50) of the Shares on the day prior to the filing by Cross Country of a Schedule 13D reporting that it and its affiliates had acquired in excess of five percent of the outstanding Shares, the premium by which the Merger Consideration exceeds the highest price at which the Shares traded in the six months ($1.75) preceding such announcement date, and the fact that the Merger Consideration is substantially in excess of the Company's book value per Share of $1.11 at September 30, 1996. The Special Committee and the Board of Directors believed that these premiums are comparable to, or in excess of, premiums paid in recent acquisition transactions and supported the Special Committee's and the Board of Directors' determination as to the fairness of the Merger. However, due to the inherent differences between the business operations and prospects of the Company and the businesses, operations and prospects of other acquired companies available for analysis, there were a limited number of comparable transactions considered by Raymond James. Accordingly, Raymond James concluded it was inappropriate to, and did not rely solely on the historical takeover analysis.

                  (iii) The effect of the ANIC judgment and its settlement on the Company and its stockholders. The factors considered in this regard, which the Board of Directors and Special Committee believed supported their decision to enter into the First Amendment, included the following:

                           (a) the ability of the holder of the judgment to
                  seize assets of HMS (a significant source of revenues to the Company), as part of its rights as a judgment creditor and the resulting disruption to the business and affairs of the Company in the absence of a settlement;

                           (b) the ability of the holder of the judgment to
                  pursue remedies against the Company and its subsidiaries in an effort to collect on its judgment in the absence of a settlement;

                           (c) extension of the period during which the holder
                  of the judgment would agree to refrain from taking action against the Company under the Settlement Agreement until the earlier of: (i) July 1, 1997 or (ii) termination of the Merger Agreement;

                           (d) the fact that the Company has expended
                  approximately $1.6 million to date in litigation expenses in the ANIC matter and had earlier waived its rights to appeal the judgment.

                  (iv) The Board of Director's and the Special Committee's assessment that the reduction in the price per share from $2.35 to $2.06 was justified in light of the additional obligations of the Company and the absence of alternatives available to the Company as a result of the factors discussed in "Background of the Merger."

                  (v) The absence of a financing condition to consummation of the Merger.

                  (vi) The Board of Director's and Special Committee's assessment that Cross Country will be able to cause the Merger to be consummated given the nature and sources of Cross Country's financing agreements with respect to the Merger, the institutions entering into such agreements and the limited conditions to the obligations of such institutions to fund such loans.

                  (vii) The Board of Directors' and Special Committee's belief that Cross Country would be able to obtain the regulatory approvals necessary to consummate the Merger.

                  (viii) The adequacy of the information regarding the Company which the Special Committee and its financial and legal advisors had been provided. The members of the Board of Directors and the Special Committee have knowledge of and a familiarity with the business, financial condition, results of operations and prospects of the Company, as well as the industry, the risks associated with achieving the Company's projected operating results, and the impact on the Company of general economic and market conditions.

Based on such knowledge and general knowledge about stock market values, the members of the Board of Directors and the Special Committee believed that the projections considered by Raymond James were reasonable and supported the Board of Directors' and the Special Committee's fairness determination.

                  (ix) The establishment of the Special Committee to make an independent determination as to the fairness of the Merger supported the Board of Directors' and the Special Committee's determination of fairness.

                  (x) The terms and conditions of the Merger Agreement, including the opportunity that all of the Company's stockholders will have to dispose of all of their Shares for cash.

                  (xi) The risk that the Merger would not be consummated in light of the conditions to the consummation of the Merger, which were considered by the Special Committee and the Board of Directors to be minimal after the execution of the First Amendment.

                  (xii) The continued ability of the Board of Directors under the Merger Agreement to furnish confidential information to, and to discuss and negotiate with, any third party that has initiated contact with the Company or any of its subsidiaries, if the Board of Directors determines, in good faith, based upon the advice of the Company's independent outside counsel, that such action is required to satisfy the Board of Directors' fiduciary duties to the Company's stockholders. See "THE MERGER AGREEMENT-Termination; Amendments" and "-Fees and Expenses."

                  (xiii) The length of the period of the sale process, the number of potential purchasers contacted and the belief of the Board of Directors that all viable alternatives had been investigated in pursuing the maximization of stockholder value.

                  (xiv) The opportunity stockholders have to demand appraisal of their Shares in accordance with Delaware law. While the Special Committee and Board of Directors believe the Merger is fair to the Company's public stockholders, the availability of dissenters' rights for stockholders who may disagree with this belief was viewed as positive and supported the decision of the Special Committee and the Board of Directors to recommend approval of the Merger Agreement.

                  (xv) The losses incurred by the Company in recent years and the conclusion of management that such losses could not be reversed without additional capital, the same being unavailable upon terms acceptable to the Company.

                  (xvi) The stockholders of the Company would lose the opportunity to participate in the future operations of the Company. Based on the alternatives available to the Company, the Board of Directors and the Special Committee viewed continued operations as an independent entity to represent little opportunity for profit to the stockholders, particularly in light of the ANIC judgment.

             (xvii) The amendment of the Shareholder Rights Agreement permitting Cross Country to acquire additional Shares which the Board of Directors and Special Committee viewed as a negative in light of the inhibiting effect on other potential bidders. However, in light of the absence of other bidders through the bidding process, this factor was outweighed by the willingness of Cross Country to purchase the ANIC judgment for $2.75 million and agree to refrain from commencing execution on the same.

         The Board of Directors and the Special Committee viewed the modification of the arrangements with Mr. Buccellato and Cross Country as a relationship between those two parties and did not consider such agreement to have any impact on the consideration to be paid to the stockholders of the Company.

         The foregoing analysis was conducted based upon the First Amendment to the Merger Agreement. A similar analysis had been undertaken by the Board of Directors and the Special Committee in connection with the Original Merger Agreement. Such analysis resulted in the conclusion that the price of $2.35 per share was fair and in the best interests of the stockholders. The Board of Directors and the Special Committee concluded that the reduced merger price is fair to and in the best interest of the public stockholders based upon the events which occurred after the execution of the Original Merger Agreement and are discussed in "Background of the Merger."

         In view of the wide variety of factors considered in connection with their evaluation of the Merger Agreement, neither the Special Committee nor the Board of Directors found it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their respective determinations.


OPINION OF RAYMOND JAMES & ASSOCIATES, INC.

         The Special Committee retained Raymond James to render an opinion as to the fairness, from a financial point of view, of the consideration to be issued to stockholders of the Company in the Merger. Raymond James is a nationally recognized investment banking firm and as part of its investment banking business, Raymond James is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected Raymond James to render a fairness opinion in connection with the Merger because of Raymond James' experience in transactions similar to the Merger as well as Raymond James' engagement as the Company's financial advisor since January 1995 and its involvement in the Company's consideration of various strategic alternatives since that time.


         Raymond James delivered to the Special Committee an opinion letter, dated November 26, 1996, which stated that, based on the assumptions and subject to qualifications set forth therein which are summarized below, as of November 26, 1996, the consideration to be received by the stockholders of the Company in the Merger was fair, from a financial point of view, to the stockholders of the Company. Raymond James was involved in structuring the

Merger, soliciting potential purchasers of the Company, and assisted in negotiating the terms of the Merger. Raymond James was not requested to, and accordingly did not, express any opinion with respect to the underlying business decision of the Company to effect the Merger, the structure or tax consequences of the Merger Agreement or the availability or advisability of any alternatives to the Merger. THE FULL TEXT OF THE WRITTEN OPINION OF RAYMOND JAMES WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATION ON AND THE SCOPE OF REVIEW BY RAYMOND JAMES IN RENDERING ITS OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ RAYMOND JAMES' OPINION IN ITS ENTIRETY.

         In connection with Raymond James' review of the proposed Merger and the preparation of its opinion, Raymond James examined (i) the financial terms and conditions of the Merger Agreement; (ii) the audited financial statements of the Company and its affiliates; (iii) certain unaudited financial statements and operating reports of the Company, its subsidiaries and affiliates; (iv) certain internal financial analyses and forecasts for the Company, its subsidiaries and affiliates prepared by management, and (v) certain other publicly available information on the Company. Raymond James also held discussions with members of the management of the Company and its subsidiaries to discuss the foregoing and considered other matters which they deemed relevant to their inquiry.

         Raymond James assumed and relied upon the accuracy and completeness of all such information and did not attempt to verify independently any of such information, nor did they make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, its subsidiaries and affiliates. With respect to financial forecasts, Raymond James assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of management, and relied upon management to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

         Raymond James' opinion was based upon market, economic, financial and other circumstances and conditions existing and disclosed to them as of November 26, 1996 and such opinion specifically stated that any change in such circumstances would require a reevaluation of their opinion.

         In conducting their investigation and analyses and in arriving at their opinion expressed herein, Raymond James took into account such accepted financial and investment banking procedures and considerations as they deemed relevant, including the review of (i) historical and projected revenues, operating earnings, net income and capitalization of the Company and its subsidiaries and certain other publicly held companies in businesses Raymond James believed to be comparable to that of the Company; (ii) the then current financial position and results of operations of the Company and its subsidiaries and forecasted results of such entities; (iii) the historical market prices and trading activity of the common stock of the Company; (iv) financial and operating information concerning selected business combinations which were deemed comparable in whole or in part; and (v) the general condition of the securities markets.

         PRO FORMA ANALYSIS. Raymond James prepared for the Board of Directors a pro forma analysis of the Company's 1995 income statement and management's 1996 and 1997 projected income statements. As warranty contracts are only for a one-year term, the Company did not believe that projections beyond 1997 were sufficiently reliable to be of value in this analysis. Raymond James noted the limitations of analysis of such a relatively short period of future projections and concluded that it was inappropriate to rely solely on any analysis of management's projections in determining the fairness of the merger consideration.

         In 1995, the Company reported a net loss of $1,908,656 or $0.34 per share. Raymond James adjusted the Company's reported results on a pro forma basis to account for several non-recurring or one-time items including: (i) the elimination of non-recurring legal, consulting and other related expenses; (ii) the elimination of market value adjustments from securities being marked to market; (iii) the elimination of the ANIC judgment; and (iv) the effect of the settlements with the Company's franchisees regarding certain 1995 profit-sharing payments. The effect of the adjustments, on a fully-taxed basis, increased the Company's net income per share on a pro forma basis in 1995 to $0.21

         Management provided Raymond James with a projection for the balance of 1996 and for 1997. Management noted that said projections were similar to those previously provided to Cross Country. Raymond James adjusted managements' projections to account for: (i) the elimination of non-recurring legal, consulting and other related expenses; and (ii) the elimination of capital gains and benefits from securities being marked to market at a profit. The effect of the adjustments, had no impact on the Company's projected revenues for 1996 ($46.3 million) or 1997 ($46.9 million). Such adjustments increased the Company's projected net earnings on a pro forma basis to $575,000 and projected net earnings per share on a pro forma basis in 1996 to $0.10. These adjustments increased projected net earnings on a pro forma basis in 1997 to a loss of $49,000 and increased net earnings per share to a loss of $0.01 in 1997. Raymond James also calculated a pro forma projected revenues, net income and earnings per share in 1997 assuming a 10% increase in warranty revenue production over projected 1996 levels. After all adjustments and assuming a 10% increase in direct warranty expenses, this pro forma calculation indicated revenues of $49.6 million, net income of $263,000 and earnings per share of $0.05. Raymond James relied solely on management's projections and calculated more favorable projections solely for illustrative purposes. Raymond James provided no opinion, and did not state that these adjusted projections were more appropriate than the projections provided by management.

         Raymond James noted that its pro forma calculations did not take into account the negative effect of funding the ANIC judgment or its settlement nor did they take into account any profit-sharing payments to Affiliates in either 1996 or 1997, all of which would have the effect of reducing pro forma earnings. Management's projections for 1996 anticipated an increase in home warranty production over 1995 and a 3.5% increase in 1997 over 1996 but a material decrease in membership related revenue in both years due to decreasing participation in the Company's E&O program and a 5% increase in general and administrative costs in 1997. Raymond James also noted that the Company, through the third quarter of 1996, was not performing to the original 1996 projections provided earlier in the year, primarily due to continued deterioration in the

Company's membership-related revenue at a faster than anticipated rate and also due to higher than projected warranty claims expense.

         MARKET VALUATION ANALYSIS. Raymond James prepared for the Board of Directors an analysis of the relationship of several transaction values for the Common Stock of the Company ranging from $1.80 to $2.35 per share to (i) the nominal book value per share of Common Stock at September 30, 1996, and (ii) the closing sale price of the Common Stock on various dates prior to the date Cross Country filed its initial Form 13-D with the Securities and Exchange Commission (April 4, 1996).

         At a transaction value of $2.06 per share, the market valuation analysis indicated a 85.7% premium over the Company's nominal book value per share of $1.11 at September 30, 1996, a 37.3% premium over the closing market price ($1.50) one day prior to the initial Cross Country Group 13-D filing, a 24.1% premium over the closing market price ($1.66) one week prior to the initial Cross Country Group 13-D filing, and a 106.0% premium over the closing market price ($1.00) four weeks prior to the initial Cross Country Group 13-D filing.

         Raymond James also analyzed and calculated the Company's Enterprise Value at various transaction values for the Common Stock of the Company ranging from $1.80 to $2.35 per share. Enterprise Value was defined and calculated as the consideration to be paid to the Company's stockholders and stock option holders at various transaction values per share plus funded debt to be assumed by a buyer as of September 30, 1996, plus the value of the ANIC settlement less excess available cash projected as of December 31, 1996. Raymond James then compared these Enterprise Values to the Company's trailing 12 months revenues as of September 30, 1996 and the number of warranty contracts sold by the Company over the same trailing 12 month period.

         At a transaction value of $2.06 per share, the ratio of Enterprise Value to trailing 12 months revenues was 0.43x, and Enterprise Value divided by warranty contracts sold was $167.

         Raymond James also prepared for the Board of Directors an analysis of the relationship between various pro forma transaction values and pro forma 1995, projected 1996 and 1997, and pro forma projected 1996 earnings per share. Raymond James added $0.75 per share on a pro forma basis to the $2.06 per share to be paid to the stockholders in the Merger. This $0.75 represents the value per share of Common Stock of the ANIC settlement ($1,401,485 already paid to ANIC and the $2,750,000 paid by Cross Country for the remaining claim). This pro forma adjustment was calculated by Raymond James in order to present a meaningful comparison to Raymond James' calculation of the Company's pro forma earnings per share which reflect no adjustments for the obligation and funding of the ANIC settlement.


         At a pro forma transaction value of $2.81 (pro forma equivalent to the $2.06 transaction value), Raymond James' analysis indicated price-to-earnings ratios of 13.4x for pro forma 1995 earnings per share ($0.21), 28.1x for pro forma projected 1996 earnings per share ($0.10), 56.2x for pro forma projected 1997 earnings per share ($0.05) (which assumes a 10% increase in warranty production) and a non-meaningful multiple for management's pro forma projected 1997 net loss per share of ($0.01) (which assumes no increase in warranty production).

         PRECEDENT TRANSACTION ANALYSIS. Raymond James analyzed publicly available information for selected completed acquisitions of companies believed by Raymond James to be comparable to the Company. As there are few public companies that have existed which are closely comparable to the Company, Raymond James ultimately considered only two transactions: ServiceMaster L.P.'s acquisition of American Home Shield Corporation and American Home Shield Corporation's acquisition of Sierra Home Service Companies, Inc. Both American Home Shield Corporation and Sierra Home Service Companies represent companies operated exclusively in the home warranty industry.

         Raymond James noted that in October 1989, ServiceMaster L.P. acquired American Home Shield Corporation in a transaction in which American Home Shield shareholders received (i) $9.50 in cash per share, and (ii) a contingent right to receive future payments ranging from $0.00 to an aggregate of $3.50 in cash depending upon the future earnings performance of American Home Shield Corporation as a subsidiary of ServiceMaster. The contingent value rights initially traded in the open market for $1.375 per right and eventually realized $0.91 in payout. The American Home Shield financial advisor had valued the rights between $1.00 and $1.90 per right.

         Assuming a per share value range of $10.50 and $11.40 for American Home Shield at the time of its sale, Raymond James noted that the implied price-to-earnings ratio on its 1989 projections ranged from 10.3x to 11.2x. In addition, Raymond James noted that American Home Shield management invested in the ServiceMaster transaction as minority shareholders. Calls and puts were put in place to allow/obligate ServiceMaster to acquire this minority position at 11.1x trailing earnings at a future date.


         Raymond James also calculated multiples and other ratios in the ServiceMaster - American Home Shield transaction which it deemed relevant. Assuming a $10.50 to $11.40 per share range of value for American Home Shield, the range of Enterprise Value divided by home warranty contracts outstanding was approximately $332 to $373; the range of Enterprise Value to trailing 12 months revenues was approximately 1.18x to 1.32x; and the range of the premium to book value per share was approximately 199% to 225%. Raymond James noted that the price-to-earnings multiples derived from the Cross Country-Company transaction compared favorably to the ServiceMaster-American Home Shield transaction, and further indicated that they considered this measure one of the most meaningful given the different circumstances of the companies and time periods involved.


         Raymond James also analyzed the March 1996 acquisition of Sierra Home Service Companies, Inc. by American Home Shield Corporation (still a subsidiary of ServiceMaster). Raymond James noted that in this transaction, Sierra's Enterprise Value divided by home warranty contracts outstanding approximated $159. Enterprise Value to trailing 12 months revenues was approximately 0.49x and the premium to book value per share was approximately 64%. No price-to-earnings multiples were relevant as Sierra had been unprofitable in the periods preceding its sale.

         Raymond James noted that the Market Valuation Analysis of the Cross Country - Company transaction indicated multiples and ratios which were lower than the ServiceMaster -

American Home Shield transaction, with the notable exception of the price-to-earnings multiples. Raymond James also noted that the same analysis indicated that the Cross Country - Company transaction multiples and ratios approximated or materially exceeded the American Home Shield - Sierra transaction. Given the relative similarities between the Company and its circumstances with Sierra, Raymond James concluded that this analysis supported its conclusion and was accorded meaningful weight.

         COMPARABLE PUBLIC COMPANY ANALYSIS. Using publicly available information, Raymond James prepared for the Board of Directors an analysis of selected financial data for certain publicly-held companies in businesses which Raymond James believed to be similar in various respects to the Company. Specifically, Raymond James included in its review: CUC International, FirstService Corporation, Rollins Inc., ServiceMaster L.P., Warrantech Corporation and First American Financial. Due to the lack of consistency in the valuation multiples accorded to these companies as a group and the fact that none of the selected companies represented a sufficiently comparable company to the Company, Raymond James believed that a purely quantitative comparable public company analysis would not be particularly meaningful in the context of the Merger. Raymond James applied minor weight to this analysis in determining its conclusion.

         STOCK PRICE AND TRADING VOLUME ANALYSIS. Raymond James examined the history of the daily trading prices (defined as closing price) and trading volume of the Common Stock for the two years preceding May 14, 1996. Raymond James noted that approximately 50% of the Shares traded in both the preceding one and two-year periods at prices of $1.25 per share or below. In the one-year period preceding May 14, 1996, less than 6% had traded above $2.00 per share. For the two-year period preceding May 14, 1996, Shares had traded as high as $2.75 per share, but less than 4% had traded above $2.00 per share. The Common Stock traded for $1.50 per share on the day prior to the announcement of the Acceleration judgment and $0.75 per share on the date of such announcement. Raymond James also noted the trading history of the stock since the initial May 14, 1996 announcement of the Cross Country transaction. In addition, Raymond James noted that the Common Stock was trading for $0.875 per share at the time the Board of Directors engaged the firm to assist them in evaluating various strategic alternatives.

         HISTORICAL TAKEOVER PREMIUM ANALYSIS. Raymond James prepared for the Board of Directors an analysis of certain publicly available information for selected mergers and acquisitions of public companies in transactions valued between $5 million and $50 million since January 1, 1994. Raymond James compared the purchase price per share in the selected transaction to the target's closing stock price one day, one week and four weeks prior to the relevant announcement date of the impending transaction to calculate the premium over such stock price. Raymond James noted that the median premium for the periods one day, one week and four weeks prior to the relevant announcement date of the selected transaction were 33.3%, 40.8% and 43.9%, respectively. The average premiums calculated were 43.7%, 51.0% and 53.7%, respectively. Raymond James noted that at a transaction value of $2.06 per share, the premiums to be paid to stockholders over the Company's closing stock price one day, one week and four weeks prior to the date of the initial Cross Country Form 13-D filing are 37.3%, 24.1% and 106.0%, respectively. Raymond James noted that the premiums to be paid to the Company's stockholders over book value; historic stock prices, including those existing at the time of the Company's initiation of the sale process; and recent stock prices were material and generally supported its conclusions.

         Because the reasons for and the circumstances surrounding the precedent transactions were specific to such transactions and because of the inherent differences between the businesses, operations and prospects of the Company and the businesses, operations and prospects of the selected acquired companies analyzed, Raymond James believed that it was inappropriate to, and therefore did not, rely solely on the historical takeover premium analysis.

         In evaluating the fairness of the consideration to be paid to the Company's stockholders pursuant to the Merger Agreement, including the decrease in consideration from $2.35 to $2.06 per share, Raymond James noted to the Special Committee and the Board of Directors that (i) the Company was not performing to the original 1996 projections provided earlier in the year upon which the $2.35 was partially determined to be fair, (ii) the value of the Company to potential acquirors, including Cross Country, was reduced due to economic and liability issues first identified by Cross Country several months after the execution of the Original Merger Agreement, (iii) the time limitations imposed by the judgments against the Company significantly reduced the availability of other alternatives, and (iv) none of the previously interested potential acquirors had indicated a continued interest in acquiring the Company.

         Raymond James noted that its analyses of the transactions in November 1996 versus its analysis in May 1996 reflected decreases in certain measures of value, such as book value premiums, premiums over historic market prices and comparable precedent transaction multiples, roughly approximating the price decrease of $2.35 per share to $2.06. Raymond James also noted, however, more material decreases in Company performance including a decrease in pro-forma projected earnings per share for 1996 from $0.24 in May to $0.10 in November 1996.

         The Company entered into an engagement letter with Raymond James on January 28, 1995 pursuant to which the Company retained Raymond James as its exclusive financial advisor. For its services relating to the fairness opinion referred to herein, Raymond James received a $50,000 fee upon delivery of its initial opinion and a $50,000 fee upon delivery of its subsequent written opinion. For its advisory services, Raymond James received a $50,000 retainer, and will receive $100,000 upon the closing of the Merger. The Company has also agreed to reimburse Raymond James for its reasonable out-of-pocket expenses and has agreed to indemnify Raymond James against certain liabilities that may arise in connection with its engagement, including liabilities that may arise under federal securities laws. In the ordinary course of its business, Raymond James may trade the Common Stock of the Company for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such Common Stock.

PLANS FOR THE COMPANY AFTER THE MERGER

         HAC expects that the business and operations of the Surviving Corporation will be continued by HAC substantially as they are currently being conducted by the Company and its subsidiaries and that HAC will make additional investments in the Company as appropriate to increase the Company's business. HAC does not currently intend to dispose of any assets of the Surviving Corporation, other than in the ordinary course of business. It is anticipated, however, that HAC will from time to time evaluate and review its businesses, operations and properties and make such changes as are deemed appropriate.

         Except as described in this Proxy Statement, none of Associates, HAC, Merger Sub or the Company has any present plans or proposals involving the Company or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, or liquidation, or a sale or transfer of a material amount of assets, or any material change in the present dividend rate or policy, indebtedness or capitalization, or any other material change in the Company's corporate structure or business. However, HAC will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation's business, corporate structure, capitalization, management or dividend policy which it considers to be in the best interest of the Surviving Corporation and its stockholder.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Board of Directors with respect to the Merger, stockholders should be aware that although directors and existing officers of the Company will receive the same consideration for their Shares as the other stockholders of the Company, certain members of the Board of Directors and of the Company's management have interests that may present them with actual or potential conflicts of interest.

         The Company has been advised that on May 14, 1996, the members of the Board of Directors and one executive officer granted proxies to Cross Country with respect to 698,481 Shares owned by them (12.56% of the outstanding Shares) as to all matters related to the Merger and that Cross Country intends to vote such Shares in favor of the approval and adoption of the Merger Agreement.

          It is expected that certain of the current officers of the Company will continue as officers and key employees of the Surviving Corporation after the Merger. Carl Buccellato will resign as Chairman, Chief Executive Officer and President of the Surviving Corporation and its subsidiaries at the Effective Time. In exchange for agreeing to surrender his rights under his current employment agreement with the Company, Mr. Buccellato will receive a payment of $200,000 at the closing of the Merger and an additional $600,000 payable in installments of $25,000 per month during the following two years plus interest on the unpaid balance at 8.25% per annum. Mr. Buccellato beneficially owns 263,453 Shares (excluding options to purchase 260,000 Shares) or approximately 4.7% of the outstanding shares. Gary D. Lipson, a director of the Company, will receive $100,000 payable in equal monthly installments of $8,333.33 in consideration of the termination of an engagement agreement between Mr. Lipson and the Company.

          Pursuant to the Merger Agreement, the holders of options to purchase common stock of the Company, which options are exercisable at a price below $2.06 per share (which include employees and one non-employee director), will surrender such options and receive payments equal to the excess of $2.06 over the exercise price. Therefore, upon consummation of the Merger, Mr. Buccellato, C. Gregory Morris, Vice President, Treasurer and Chief Financial Officer of the Company, and Melvin Stewart, a director of the Company, will be entitled to payments of $15,600, $3,600 and $32,750, respectively, in settlement of their respective stock options.

         Certain directors of the Company are parties to area franchise, management agreements and consulting agreements with the Company (the "Affiliated Franchisees") which were amended on April 26, 1996 (the "Amendments"). In addition to the Amendments, one of the Affiliated Franchisees entered into an option agreement with the Company dated April 26, 1996. The Affiliated Franchisees have agreed to cancel the option and Amendments prior to the Effective Time.


         In addition, the Company has agreed that, in the event that the Merger is not consummated for certain reasons, the Company will pay the reasonable documented out-of-pocket fees, costs and expenses incurred or to be incurred by Cross Country and Merger Sub and their affiliates and stockholders in connection with the Merger, including expenses of legal counsel, investment bankers and accountants, plus a fee in the amount of $500,000. See "THE MERGER AGREEMENT-- Fees and Expenses."

         The Company has agreed in the Merger Agreement to provide directors' and officers' liability insurance and to indemnify the current directors and officers of the Company. See "THE MERGER AGREEMENT--Indemnification, Insurance and Releases."

          As a result of the proposed Merger, stockholders will have no ownership interest in the Surviving Corporation and will not participate in any potential earnings and growth of the Surviving Corporation after the Merger. In addition, the payments or benefits described above will not be made to stockholders who are not officers or directors of the Company.

REASON OF CROSS COUNTRY FOR THE MERGER

          Cross Country's reason for proposing the Merger at this time is its belief that its sole ownership of the Company could allow greater focus on long-term objectives and flexibility in the Company's operations rather than the short-term focus which may have resulted from the effects of current operating results on the public market for the Shares and that its ability to make additional capital available will enable the Company to increase its business.


FAILURE TO CONSUMMATE THE MERGER

         In the event that the Merger is not consummated, it is likely that the Company will be without adequate resources to pay the full amount due to The Cross County Group, L.L.C. under the Settlement Agreement. In such event, the Company would be forced to seek alternatives to paying the full amount of the judgment. No other alternatives are presently being considered.

CERTAIN EFFECTS OF THE MERGER


         If the Merger is consummated, the Company's stockholders will no longer have any interest in, and will not be stockholders of, the Company and, therefore, will not participate in its future potential earnings and growth and will not be subject to the risks associated with an investment in the Company. Instead, each such stockholder will have the right to receive upon consummation of the Merger a payment of $2.06 in cash for each Share he or she held (other than Shares held by Cross Country and its affiliates and stockholders who perfect their statutory appraisal rights under Delaware law) whether or not the Company's future operations meet the projections on which the determination of the fairness of the price was based. Conversely, if the Merger is consummated, Cross Country will realize all of the Company's profits and losses, as well as any future improvements in the Company's operations.


         The Company will, as a result of the Merger, become a wholly-owned subsidiary of HAC and will be a privately held company. The registration of the Shares under the Exchange Act will then be terminated. In addition, because the Shares would no longer be publicly held, the Company would be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and stockholders owning more than 10% of the outstanding Shares would be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act. Further, the Company will cease filing information with the Commission. The Company will also be de-listed from Nasdaq NMS.


         If the Merger Agreement is not adopted by the required vote of the Company's stockholders, or the Merger is not consummated for any other reason, such failure to consummate the Merger will require the Company to pay the full amount of the judgment. This could have a material adverse effect on the liquidity of the Company. In such event, the Company would be forced to seek alternatives to pay the full amount due under the Settlement Agreement. No other alternatives are presently being considered.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Set forth below is a description of certain federal income tax consequences to stockholders who receive cash for their Shares in the Merger or upon the exercise of appraisal rights. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the "Service") and court decisions. The Company will not seek any rulings from the Service with respect to the transactions contemplated hereby. The following discussion is limited to the material federal income tax aspects of the Merger for a holder of Shares who is a citizen or resident of the United States and who holds the Shares as capital assets. This discussion also does not purport to deal with all aspects of taxation that may be relevant to a particular investor in light of his or her individual circumstances or to certain types of investors (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, nonresident aliens and foreign corporations) subject to special treatment under the federal income tax laws.

        In general, the receipt of cash by a stockholder pursuant to the Merger or the exercise of appraisal rights will be a taxable event for that stockholder for federal income tax purposes and may also be a taxable event under applicable state, local and foreign tax laws. A stockholder will recognize gain or loss for federal income tax purposes equal to the difference between (i) the amount of cash that he or she receives in exchange for his or her Shares and (ii) his or her tax basis in those Shares. That gain or loss will be capital gain or loss and will be long-term capital gain or loss if the stockholder has held those Shares for more than one year as of the Effective Time.

         A stockholder may be subject to backup withholding of federal income tax at a rate of 31% on payments made to him or her in exchange for his or her Shares, unless the stockholder is exempt from backup withholding or provides the Paying Agent with his or her correct taxpayer identification number (by completing IRS Form W-9 or the Substitute Form W-9 to be included with the letter of transmittal), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide the Paying Agent with his or her correct taxpayer identification number may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. The Company will report to each stockholder and the Service the amount of any "reportable payments" made to the stockholder and the amount of tax withheld, if any.

         THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH IN THIS PROXY STATEMENT ARE BASED ON CURRENT LAW AND ARE FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES FOR A PARTICULAR STOCKHOLDER WILL DEPEND UPON THE FACTS AND CIRCUMSTANCES APPLICABLE TO THAT STOCKHOLDER. ACCORDINGLY, EACH STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO THE STOCKHOLDER OF THE MERGER IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY POSSIBLE CHANGES IN THOSE LAWS. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION.

                              THE MERGER AGREEMENT


         The following is a summary of the material provisions of the Original Merger Agreement, the First Amendment and the Second Amendment, conformed copies of which are attached hereto as Annex A and incorporated by reference herein. Such summary is qualified in its entirety by reference to the text of the Merger Agreement.


THE MERGER

         The Merger Agreement provides that, subject to approval of the Merger Agreement by the Company's stockholders and satisfaction or waiver of certain other conditions, a duly executed copy of the related Certificate of Merger will be filed with the Secretary of the State of Delaware. Upon such filing, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease, and the Company will continue, under its name, as the Surviving Corporation.

         Upon the Effective Time, each Share (other than Shares held by Cross Country, Merger Sub and their affiliates and stockholders who perfect their statutory appraisal rights under Delaware law or held in treasury by the Company) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted solely into the right to receive $2.06 in cash, without interest, will no longer be outstanding and will be canceled. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of common stock of the Surviving Corporation.


         Holders of Shares who do not vote to approve and adopt the Merger Agreement and who otherwise strictly comply with the provisions of Delaware law regarding statutory appraisal rights have the right to seek a determination of the fair value of their Shares and payment in cash therefor in lieu of the Merger Consideration. See "APPRAISAL RIGHTS."


PAYMENT FOR SHARES

         Prior to the Effective Time, Merger Sub will designate the Paying Agent. Promptly after the Effective Time, the Paying Agent will mail or make available to each stockholder a notice and letter of transmittal containing instructions for surrendering Certificates in exchange for payment thereof. No stockholder should surrender any Certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon receipt of any such Certificates together with a duly executed letter of transmittal and other requested documents, the Paying Agent will mail a check, in an amount equal to $2.06 for each Share represented by such Certificates, to the registered owner or, subject to certain conditions more fully described below, his or her transferee.

         Each Certificate which, prior to the Effective Time, represented Shares (other than Shares held by Cross Country and its affiliates and stockholders who perfect their statutory appraisal rights under Delaware law), will, after such time, evidence only the right to receive the amount of cash into which the Shares represented thereby shall have been converted. No interest will be paid or accrued on the amounts payable upon the surrender of any such Certificate.

         If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or will establish to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

THE EXCHANGE FUND

         Immediately prior to or at the Effective Time, Cross Country will deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the Company's stockholders (other than Cross Country, Merger Sub and their affiliates and stockholders who perfect their statutory appraisal rights under Delaware law) and the holders of options with exercise prices below $2.06, the aggregate Merger Consideration to which holders of Shares will be entitled at the Effective Time together with an amount equal to the payment to which the holders of such options are entitled pursuant to the Merger Agreement.


         Promptly following the date that is six months after the Effective Time, the Paying Agent will return to the Surviving Corporation all Merger Consideration, and the Paying Agent's duties will terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration.

REGULATORY MATTERS

         Seventeen of the states in which the Company's subsidiaries operate regulate the home warranty business in which such subsidiaries are engaged. The states of Florida, California and Virginia require pre-approval of a change in control of the Company. The Merger Agreement requires the parties to use their best efforts to obtain all such approvals and provides that the receipt of such approvals is a condition to consummating the transaction. All required notices and applications have been filed by the Company and Cross Country with such states. All of the states have responded and all requested supplemental forms have been filed. On January 27, 1997, the State of Virginia's Bureau of Insurance approved Cross Country's application for pre-Merger approval. There can be no assurance that such approval will be obtained from California or Florida, and, if obtained, there can be no assurance as to the date of such approval. There can also be no assurance that such approval will not contain a condition or requirement which will be unacceptable to Cross Country.

CONDITIONS, REPRESENTATIONS AND COVENANTS

         The respective obligations of Cross Country and Merger Sub, on the one hand, and the Company, on the other, to consummate the Merger are subject to the following conditions, among others: (i) the approval and adoption of the Merger Agreement by the affirmative vote of the holders of outstanding Shares to the extent required by the Certificate of Incorporation, By-laws and applicable law;
(ii) the absence of any effective or threatened temporary restraining order, preliminary injunction or other order issued by a court of competent jurisdiction preventing the consummation of the transactions contemplated by the Merger Agreement; (iii) the Settlement Agreement remaining in full force and effect; (iv) the performance in all material respects of the covenants and agreements made by Cross Country and Merger Sub, or the Company, as applicable, prior to or at the Effective Time; and (v) the accuracy in all material respects of the representations and warranties made by Cross Country and Merger Sub, or the Company, as applicable, in the Merger Agreement at and as of the Effective Time. The obligations of Cross Country and Merger Sub to effect the Merger are subject to the following additional conditions: (i) the Company shall have taken all appropriate action to obtain the cancellation of all Options (as defined herein) in exchange for payment by the Paying Agent in an amount equal to the excess of $2.06 over the exercise prices thereof; (ii) Cross Country and Merger Sub obtaining such regulatory consents, approvals or clearances as are necessary in connection with the consummation of Merger; (iii) the holders of Shares representing more than 10% of the total number of Shares as of the Record Date shall not have taken actions prior to the Effective Time intended to cause their Shares to be appraised pursuant to Section 262 of the DGCL; (iv) the Company shall have canceled certain agreements entered into after April 1, 1996 with certain of its directors; (v) consents have been obtained from the landlord of the building in which the Company's headquarters are located and the other parties to certain agreements of the Company; and (vi) all regulatory, consents, approvals or clearances necessary for the consummation of the Merger have been obtained. In addition, the obligation of the Company to effect the Merger is subject to the condition that Raymond James shall not have withdrawn its opinion that the Merger is fair to the Stockholders of the Company from a financial point of view.

         The Merger Agreement contains various customary representations and warranties of Cross Country, Merger Sub and the Company. The representations of Cross Country and Merger Sub relate to due organization, corporate authorization, consents and approvals, absence of breach, lack of prior activities and the Financing. The representations of the Company relate to due organization, capitalization, corporate authorization, absence of certain changes, consents and approvals, absence of breach of other agreements, status of certain franchise agreements, title to assets and the binding nature of the ANIC Settlement Agreement.

         The Company has agreed to conduct its business in the ordinary and usual course prior to the Effective Time. In this regard, the Company has agreed that it will not, without the prior written consent of Cross Country, engage in certain types of transactions, including, among other things, the issuance of Shares, declaration of dividends or distributions with respect to the Shares, modification of certain agreements or the incurrence of indebtedness beyond certain limits. In addition, Cross Country, Merger Sub and the Company have made further agreements regarding certain filings with the Commission; the vote at the Special Meeting; best efforts to consummate successfully the Merger; notices in connection with the Merger; access to the Company's records; public announcements; and indemnification of the Company's officers and directors. In addition, during the period from the date of the Merger Agreement to the Effective Time, the Company has agreed not to solicit or initiate discussions, directly or indirectly, concerning any possible proposal regarding a sale of the Company's capital stock or a merger, acquisition, sale of assets or similar transaction involving the Company or any subsidiary, division or major asset thereof. The Company, however, is permitted to consider unsolicited proposals from third parties, if any such proposals are made and the Board of Directors determines that the proposal represents a financially superior transaction for the Stockholders of the Company and the Board of Directors determines after consultation with counsel that the failure to take such action would be inconsistent with its fiduciary duties, written notice is provided to Cross Country and the Company keeps Cross Country advised of the status of such discussions or negotiations.

STOCK OPTIONS

         At or immediately prior to the Effective Time, the Company will take all action necessary to cancel all of the outstanding options to purchase
Shares (the "Options"), whether or not presently exercisable, which have been granted under any stock options or other compensation plan or arrangement of the Company. Each holder of an Option that is exercisable on or prior to the Effective Time will be entitled to receive from the Paying Agent in cancellation thereof a cash payment (subject to any withholding taxes) in an amount equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Option, multiplied by the number of Shares subject to such exercisable Option (the "Option Settlement Amount"). No payment will be made by the Company in respect of any Option having an exercise price equal to or greater than the Merger Consideration. All exercisable Options will be canceled upon the payment of the Option Settlement Amount. At the Effective Time, any such exercisable Option that the holder thereof has not consented to cancellation will be converted into, and shall only represent the right to receive, the Option Settlement Amount.

         Immediately prior to the Effective Time, all of the Company's stock option, stock bonus and stock award plans or arrangements, that provide for the issuance of Shares of the capital stock of the Company, will be terminated, and no further stock options, bonuses or awards shall be granted thereunder subsequent to the Effective Time. Without the prior written consent of Cross Country, the Company will not make any additional grants of stock options, stock bonuses or stock awards under any of such plans prior to the Effective Time.

DIRECTORS AND OFFICERS OF THE COMPANY FOLLOWING THE MERGER; CERTIFICATE OF INCORPORATION

         The officers and directors of Merger Sub immediately prior to the Effective Time will be the initial officers and directors of the Surviving Corporation. It is expected that the directors of Merger Sub immediately prior to the Merger (and therefore the directors of the Surviving Corporation) will be different than the current directors of the Company. The Certificate of Incorporation of Merger Sub will be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended.

FEES AND EXPENSES

         If the Merger is not consummated and (I) the Merger Agreement is terminated because: (A) holders of more than 10% of the Shares shall have claimed or perfected appraisal rights; (B) the Company (or the Board of Directors of the Company) shall have authorized, recommended, proposed or publicly announced its intention to enter into any merger or consolidation agreement (other than this Agreement) or any other transaction in which all or substantially all of the Company's or any Company subsidiary's equity or assets would be acquired by a third party (other than Cross Country, Merger Sub or any of their affiliates); (C) the Board of Directors of the Company does not recommend in this Proxy Statement that the Company's stockholders adopt and approve the Merger, the Merger Agreement and the transactions contemplated thereby; (D) after publicly recommending in this Proxy Statement that Company's stockholders adopt and approve the Merger, the Merger Agreement and the transactions contemplated hereby, the Board of Directors of the Company shall have withdrawn, modified or amended such recommendation in any respect materially adverse to Cross Country or Merger Sub; or (II) (A) at any time on or prior to the expiration of two years following termination of the Merger Agreement, a definitive agreement is entered into for the acquisition of all or substantially all of the Company's equity or assets with a person other than Cross Country or Merger Sub or any of their respective affiliates at either
(i) a price per share in excess of $2.06 per Share, or (ii) an aggregate purchase price in excess of the aggregate purchase price contemplated in the Merger Agreement (which shall include the payments to The Cross Country Group, L.L.C. pursuant to the Settlement Agreement), or (B) if the following shall have occurred: (i) a meeting of the stockholders of the Company shall have been held to adopt the Merger Agreement and the stockholders shall have failed to adopt the Merger Agreement, and (ii) there shall have existed at the record date for the Meeting or at the date thereof a person or group who shall have beneficially owned or been entitled to vote or direct the voting of not less than 20% of the then outstanding Shares, and who shall have voted against the Merger Agreement and the transactions contemplated thereby, or (iii) at the date of the Meeting a person or group other than Cross Country or Merger Sub or any of their affiliates shall have in good faith proposed (and such person or group shall appear to have the ability to consummate such proposal) to acquire the Company, then in the event of either (I) or (II), the Merger Agreement requires the Company to promptly reimburse Cross Country and Merger Sub and their affiliates and stockholders for their reasonable documented out-of-pocket expenses actually incurred by them in connection with the proposed acquisition of the Company including expenses of legal counsel, investment bankers and accountants plus a fee of $500,000.

TERMINATION; AMENDMENTS

         The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of the respective Board of Directors of Cross Country, Merger Sub and the Company, by any of them if the Merger has not been consummated by July 1, 1997 or if a court of competent jurisdiction or other United States governmental body shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and non appealable. The Merger Agreement may be terminated at any time prior to the Effective Time by Cross Country if (i) the Merger shall not have been consummated on or before the later of (A) July 1, 1997 or (B) two business days after the Company Stockholders' Meeting; (ii) there shall have occurred (A) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or National Association of Securities Dealers Automated Quotations System, (B) a declaration of a banking moratorium or any limitation or suspension of payments by any U.S. governmental authority on the extension of credit by lending institutions, (C) a commencement of war or armed hostilities directly involving the United States, or (D) any limitation (whether or not mandated) by any governmental authority which will materially adversely affect the extension of credit by banks or other lending institutions in the United States; (iii) holders of more than 10% of the Company's Common Stock shall have claimed or perfected appraisal rights; (iv) the Company (or the Board of Directors of the Company) shall have authorized, recommended, proposed or publicly announced its intention to enter into any merger or consolidation agreement (other than the Merger Agreement) or any other transaction in which all or substantially all of the Company's or any Company subsidiary's equity or assets would be acquired by a third party (other than parent, Merger Sub or any of their affiliates; (v) the

Company's Board of Directors does not recommend in this Proxy Statement that the Company's stockholders adopt and approve the Merger, the Merger Agreement and the transactions contemplated thereby; or (vi) the Board of Directors of the Company withdraws, modifies or amends its recommendation that the Company's stockholders adopt and approve the Merger, the Merger Agreement and the transactions contemplated thereby in any respect materially adverse to Cross Country or Merger Sub.

         The Merger Agreement may be amended by the mutual written agreement by the parties thereto as evidenced by action taken by the Board of Directors of Cross Country, Merger Sub and the Company, whether before or after stockholder approval; provided, however, that after any such stockholder approval, no amendment may be made without the further approval of the stockholders which would reduce the amount or change the form of the Merger Consideration or effect any other change to the Merger Agreement which would materially and adversely affect the stockholders of the Company.

INDEMNIFICATION, INSURANCE AND RELEASES

         The Merger Agreement provides that the current directors and officers of the Company will be indemnified, defended and held harmless by the Surviving Corporation for their acts and omissions prior to the Effective Time to the fullest extent permitted by applicable law and any existing indemnity agreements. The Surviving Corporation, as applicable, will advance expenses to such indemnified parties to the fullest extent so permitted. The Merger Agreement also provides that Cross Country will cause the Surviving Corporation to maintain and provide officers' and directors' liability insurance to the Company's current officers and directors on terms not materially less favorable in coverage and amounts to that of the Company's present policy for a period of four years following the Effective Time; provided, however, that in providing such insurance, the Surviving Corporation will have no obligation to pay annual premiums in excess of $153,900. In addition, the directors of the Company, on the one hand, and Cross Country, Merger Sub and their affiliates, on the other, have agreed to exchange mutual releases with respect to the Merger and the transactions related to the Merger.

                           SOURCE AND AMOUNT OF FUNDS

         The total amount of funds required to consummate the transactions contemplated by the Merger Agreement and to pay related fees and expenses is estimated to be approximately $10.3 million. This amount does not include the $2.75 million paid by The Cross County Group, L.L.C. to purchase the judgment from ANIC. HAC and Merger Sub expect to obtain these funds from the borrowing by HAC under a $25 million line of credit pursuant to the credit agreement described below.

BANK FINANCING

         Cross Country and HAC have entered into a credit agreement with Fleet Bank, pursuant to which the funds needed to consummate the Merger will be made available to HAC to consummate the Merger.

                                APPRAISAL RIGHTS

    The following summary does not purport to be a complete statement of the provisions of Delaware law relating to the appraisal rights of stockholders and is qualified in its entirety by reference to the provisions of Section 262 of the DGCL set forth in full as Annex C to this Proxy Statement.

         Stockholders who follow the procedures set forth in Section 262 may receive, in lieu of the $2.06 cash per Share to be paid in the Merger, a cash payment equal to the "fair value" of their Shares. Such fair value is to be determined by judicial appraisal and could be more than, the same as, or less than, the Merger Consideration. The statutory right of appraisal granted by
Section 262 is subject to strict compliance with the procedures set forth below. Failure to follow any of these procedures may result in a termination or waiver of appraisal rights under Section 262.

         To be entitled to receive payment of the fair value of the Shares, a stockholder (i) must file a written demand for appraisal of his or her Shares with the Company prior to the voting by stockholders on the Merger Agreement at the Special Meeting (such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her Shares); (ii) must not vote his or her Shares in favor of approval and adoption of the Merger Agreement; and (iii) must have his or her Shares valued in an appraisal proceeding, as described below. A proxy or vote against approval and adoption of the Merger Agreement will not satisfy the requirement that a stockholder file a written demand for appraisal as set forth above. The requirement of a written demand is separate from, and should not be confused with, the requirement that a stockholder not vote in favor of approval and adoption of the Merger Agreement. A failure to vote on the Merger Agreement will not be construed as a vote in favor of approval and adoption of the Merger Agreement and will not constitute a waiver of a stockholder's rights of appraisal. A stockholder who returns a signed proxy indicating that he or she abstains from voting will similarly not waive his or her rights of appraisal. However, because a proxy signed and left blank will, unless properly revoked, be voted in favor of approval and adoption of the Merger Agreement, a stockholder who returns a signed proxy left blank will waive his or her rights of appraisal. Therefore, a stockholder electing to exercise appraisal rights who votes by proxy must not leave his or her proxy blank, but must either vote against approval and adoption of the Merger Agreement or abstain from voting. At any time within 60 days after the Effective Time, any stockholder may withdraw his or her demand for appraisal and accept the $2.06 per Share in cash to be paid in the Merger. Any stockholder seeking appraisal rights must hold the Shares for which appraisal is sought on the date of making the demand, continuously hold such Shares through the Effective Time, and otherwise comply with Section 262. It is a condition to the obligations of Cross Country and Merger Sub to consummate the Merger that appraisal rights not be demanded by more than 10% of the outstanding Shares. See "The MERGER AGREEMENT - Conditions,
Representations and Covenants."

         Only a holder of record of Shares on the Record Date is entitled to seek appraisal of the fair value of the Shares registered in such holder's name. The demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder's name appears on the holder's Certificates. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the date of the Special Meeting.

         A record holder, such as a broker who holds Shares as nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the Shares held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of Shares for which the demand is being made. Unless a demand for appraisal specifies a number of Shares, such demand will be presumed to cover all Shares held in the name of such record owner.

         If the Merger Agreement is approved and adopted by the stockholders, the Company will send a notice, either before the Effective Time or within ten days thereafter, stating that appraisal rights are available to each stockholder who has filed an adequate written demand for appraisal with the Company and who has not voted in favor of approval and adoption of the Merger Agreement. Within 120 days after the Effective Time, the Company or any stockholder seeking appraisal rights may file a petition in the Court of Chancery demanding a determination of the value of the Shares of all stockholders seeking appraisal rights. The Company does not intend to file such a petition, and all stockholders seeking to exercise appraisal rights should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262, upon written request, shall be entitled to receive from the Company a statement setting forth the aggregate number of Shares not voted in favor of approval and adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such Shares. Such written statement will be mailed to any such stockholder within ten days after his or her written request for such a statement is received by the Company or within ten days after expiration of the period for delivery of demands for appraisal under Section 262(d), whichever is later.

         If a petition for appraisal is timely filed, the Court of Chancery will conduct a hearing on such petition to determine whether the stockholders seeking appraisal rights have complied with Section 262 and have thereby become entitled to appraisal rights. The Court of Chancery will then determine the fair value of the Shares exclusive of any element of value arising from the expectation or accomplishment of the Merger, but including a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining fair value, the Court of Chancery is to take into account all relevant factors.

       Stockholders considering appraisal should bear in mind that the fair market value of their Shares determined under Section 262 could be more than, the same as, or less than, the consideration they will receive pursuant to the Merger Agreement if they do not seek appraisal of their Shares, and that the written opinion of Raymond James set forth as Annex B hereto is not necessarily an opinion regarding fair value under Section 262.

         The costs of the appraisal proceeding may be assessed against one or more parties to the proceeding as the Court of Chancery may consider equitable. Upon application by a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceedings (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) to be charged PRO RATA against the value of all of the Shares entitled to an appraisal.

         A stockholder will fail to perfect his or her right of appraisal if he or she (i) does not deliver a written demand for appraisal to the Company prior to the vote for approval and adoption of the Merger Agreement, (ii) votes his or her Shares in favor of approval and adoption of the Merger Agreement, (iii) does not file a petition for appraisal within 120 days after the Effective Time, or
(iv) delivers to the Company both a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger Agreement, except that any such attempt to withdraw such demand not made within 60 days after the Effective Time requires the written approval of the Company.

         If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder who has perfected his or her right of appraisal without the approval of the Court of Chancery, and any such approval may be conditioned on such terms as the Court of Chancery deems just.

         After the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote his or her Shares for any purpose or to receive dividends on, or other distributions in respect of, such Shares (except dividends or distributions payable to stockholders on a date prior to the Effective Time).

         FAILURE BY A STOCKHOLDER TO FOLLOW THE STEPS REQUIRED BY DELAWARE LAW FOR PERFECTING RIGHTS OF APPRAISAL MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DGCL, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EXERCISING THEIR RIGHTS UNDER SECTION 262 SHOULD CONSULT THEIR LEGAL ADVISORS.

         All written communications from stockholders with respect to the exercise of appraisal rights should be mailed to Homeowners Group, Inc., 400 Sawgrass Corporate Parkway, Sunrise, Florida 33325- 6235, Attention: Karen Childress, Secretary.

                        PRICE RANGES OF SHARES; DIVIDENDS

         The Company's common stock is listed on the Nasdaq NMS under the symbol HOMG. The following table set forth the high and low transaction prices for each quarterly period during fiscal years 1995 and 1996 and for the period January
1, 1997 through February 13, 1997. Stock price data reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

       YEAR           QUARTER          HIGH               LOW
       ----           -------          ----               ---

       1995           First            $1.75            $0.63
                      Second           2.13              1.13
                      Third            2.00              1.00
                      Fourth           1.94              0.50

       1996           First           $1.78             $0.50
                      Second           2.19              1.31
                      Third            2.13              1.88
                      Fourth           2.06              1.50

      1997           First (through
                  February 13, 1997)

         The Merger Agreement provides that, prior to the Effective Time, the Company may not declare dividends on the Shares without the prior consent of Cross Country. In addition, certain agreements to which the Company is a party impose restrictions on dividends until funds due to the other party are paid in full.

         On April 3, 1996, the last trading day prior to the filing by Cross Country of a Schedule 13D reporting that it and its affiliates had acquired in excess of five percent of the Shares, the reported closing sales price per Share on the Nasdaq NMS was $1-1/2. On May 13, 1996, the last trading day prior to the Company's announcement of the execution of the Merger Agreement, the reported closing sales price per Share on the Nasdaq NMS was $1-7/8. On February 13, 1997, the last trading day prior to the date of this Proxy Statement, the reported closing sales price per Share on the Nasdaq NMS was $___, there were 5,558,350 Shares outstanding and there were approximately 800 holders of Shares, some of which are brokerage firms which held Shares in nominee name on behalf of their clients. Holders of Shares are urged to obtain current quotations for the Shares.

                     ACCOMPANYING AND INCORPORATED DOCUMENTS

         This Proxy Statement is accompanied by the following documents which are incorporated by reference in this Proxy Statement and are deemed to be a part hereof:

                  (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1995 as amended by Amendment No. 1 thereto on Form 10-K/A filed on April 29, 1996, Amendment No. 2 thereto on Form
         10-K/A filed on November 14, 1996 and Amendment No. 3 thereto on Form 10-K/A filed on February 3, 1997;

                  (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996;

                  (3) The Company's current report on Form 8-K, dated May 14, 1996 and filed June 19, 1996; and

                  (4) The Company's current report on Form 8-K dated November 7, 1996 and filed November 14, 1996.

         Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement or any subsequently filed document modifies or replaces such statement.

         All documents or reports subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document.

         The Company will furnish any exhibit to any of the documents accompanying this Proxy Statement upon the payment of a specified reasonable fee which fee will be limited to the Company's reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Karen Childress, Secretary, Homeowners Group, Inc., 400 Sawgrass Corporate Parkway, Sunrise, Florida 33325-6235, telephone number: (954) 845-9100. To ensure timely delivery, such requests should be made by February 28, 1997.

                                     EXPERTS

         The consolidated financial statements of the Company and its subsidiaries of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 that are incorporated by reference in this Proxy Statement have been incorporated by reference herein in reliance upon the report of Deloitte & Touche LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Special Meeting is that hereinabove set forth. If any other matter or matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgments.

                              STOCKHOLDER PROPOSALS

         In anticipation of this Special Meeting of Stockholders, no regular annual meeting of stockholders was held in 1996. In the event that the Special Meeting of Stockholders is postponed or in the event that the Merger Agreement is not approved and adopted, the Company will schedule an annual meeting of stockholders and will take such actions as are reasonably appropriate to inform the holders of the Shares of the same. A proposal by a stockholder which complies with requirements as to the form and substance established by applicable laws and regulations will be included in the Proxy Statement in connection with such annual meeting if received by the Company prior to the date established by the Company for such receipt.

                                              Karen Childress
                                              Secretary

Sunrise, Florida
February 14, 1997

                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This Amendment, dated as of this 31st day of January, 1997, is entered into by and among The Cross Country Group, Inc. ("Parent"), CC Acquisition Corporation ("Merger Sub"), and Homeowners Group, Inc. (the "Company").

         WHEREAS, Parent, CHGI Acquisition Corporation, a wholly-owned subsidiary of Parent (the "Sub") and the Company entered into an Agreement and Plan of Merger dated as of May 14, 1996 (the "Agreement"); and

         WHEREAS, Parent, Merger Sub and the Company amended the Agreement as of October 31, 1996 (the "First Amendment"); and

         WHEREAS, Parent, Merger Sub and the Company desire to further amend the Agreement.

         NOW, THEREFORE, in consideration of the premises and agreements herein contained, Parent, Merger Sub and the Company agree as follows, effective as of the date hereof, with capitalized terms not otherwise defined herein having the same meaning as set forth in the Agreement:

         1. Section 7.14 is hereby deleted in its entirety and replaced with the following:

                  "7.14 MODIFICATION OF SETTLEMENT AGREEMENT. The Company and The Cross Country Group, L.L.C., as the assignee of the rights of ANIC, shall enter into the Settlement Agreement (substantially in the form of Exhibit O hereto) contemporaneously with the execution of this Amendment which shall provide for, among other things, agreement of The Cross Country Group, L.L.C. to take no action with respect to realization on its rights under the Settlement Agreement prior to the earlier of: (a) July 1, 1997 or (b) the termination of its obligations under this Agreement, in consideration for the guarantee of the obligation of HMS under the Settlement Agreement by the Company, the pledge by the Company of the shares of HMS and Homeowners Marketing Services International, Inc. ("HMSII") owned by the Company to The Cross Country Group, L.L.C. to secure the guarantee and the grant by HMS and HMSII of a security interest in their respective assets in favor of The Cross Country Group, L.L.C. to further secure such guarantee."

         2. Section 9.12 is hereby deleted in its entirety and replaced with the following:

                  "9.12 FRANCHISE AGREEMENT - AMENDMENT AND ESTOPPEL AGREEMENT AND PROFIT SHARING RELEASE. The Company shall have caused HMSI to: (i) enter into and execute an amendment to existing franchise agreements (including franchise agreements whose terms have been extended to July 1, 1997) with all Franchisees upon terms and conditions satisfactory to Parent, and (ii) have obtained estoppel letters and releases from all Franchisees which shall contain a waiver of any and all claims the Franchisees have or may have under the existing franchise agreements including, without limitation, a waiver of all claims for profit sharing for 1996."

         3. Section 12.1(b)(i) shall be deleted in its entirety and replaced with the following:

                  "(i) the Merger shall not have been consummated on or before the later of: (A) July 1, 1997, or (B) two business days after the Company's stockholders' meeting;".

         4. Section 12.1 (c)(i) shall be deleted in its entirety and replaced with the following:

                  "(i) the Merger shall not have been consummated on or before July 1, 1997,".

         5. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         6. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to principles of conflicts of laws.

         7. Except as modified by this Amendment, the terms of the Agreement, as amended by the First Amendment, shall remain unmodified and in full force and effect.

         IN WITNESS WHEREOF, each party has executed this Amendment as of the date first set forth above.

                            THE CROSS COUNTRY GROUP, INC.


                            By: /s/ Howard Wolk
                               ------------------------------------------
                                Name:
                                Title:


                            CC ACQUISITION CORPORATION


                            By: /s/ Howard Wolk
                               ------------------------------------------
                                Name:
                                Title:


                            HOMEOWNERS GROUP, INC.


                            By: /s/ Greg Morris
                               ------------------------------------------
                                Name:
                                Title:

                                                                     EXHIBIT A

                  CONSENT OF RAYMOND JAMES & ASSOCIATES, INC.

Homeowners Group, Inc.
Sunrise, Florida

       We hereby consent to the reference and use in the Proxy Statement of our opinion dated November 26, 1996.

                                       Raymond James & Associates, Inc.

St. Petersburg, Florida

                             HOMEOWNERS GROUP, INC.


               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                               ON MARCH 21, 1997



         The undersigned hereby appoints Diane Gruber and Gary D. Lipson, and each or both of them, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned in all matters coming before the Special Meeting of Stockholders of Homeowners Group, Inc. to be held at the SIGNATURE GRAND, 6900 STATE ROAD 84 ON MARCH 21, 1997 AT 10:00 A.M., Dania, Florida, time and any postponements or adjournments thereof, and to vote as follows:

                  (1) To adopt an Agreement and Plan of Merger dated as of May 14, 1996, as amended as of October 31, 1996 AND AS FURTHER AMENDED AS OF JANUARY 31, 1997, among The Cross Country Group, Inc., a Nevada corporation ("Cross Country"), CHGI Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Cross Country ("CHGI") and Homeowners Group, Inc. pursuant to which CC Acquisition Corporation, a Delaware corporation and assignee of the rights and obligations of CHGI under the Merger Agreement, as amended, will be merged with and into Homeowners Group, Inc. with Homeowners Group, Inc. being the surviving corporation:


         [   ]     FOR         [   ]     AGAINST         [   ]     ABSTAIN

                  (2)      OTHER MATTERS:

                  In their discretion, to vote with respect to any other matters that may come before the Meeting, any postponements or adjournments thereof, including matters incident to its conduct.

                    PLEASE DATE AND SIGN ON THE REVERSE SIDE

                                 (Reverse Side)



WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ABOVE BY THE STOCKHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL LISTED IN ITEM (1).

PLEASE SIGN EXACTLY AS NAME APPEARS BELOW.


                                       ----------------------------------------

                                       ----------------------------------------


                                       Dated:----------------------------, 1997



Joint owners should each sign. Executors, administrators, custodians or corporation officers should give full title.

        PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.
              NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.



                                       ----------------------------------------


                                       Dated:----------------------------, 1997


Joint owners should each sign. Executors, administrators, custodians or corporation officers should give full title.

        PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.
              NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.